Rule 424(b)(3)
                                                                File #333-121802




                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                       POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                LitFunding Corp.
                                ----------------
             (Exact name of registrant as specified in its charter)

Nevada                             8111                              93-1221399
------                             ----                              ----------

(State or other          (Primary Standard Industrial          (I.R.S. Employer
jurisdiction of           Classification Code Number)        Identification No.)
incorporation or
organization)

3760 Pecos McLeod Drive, Suite 14, Las Vegas, Nevada                      89121
-----------------------------------------------------                    -------
(Address of registrant's principal executive offices)                 (Zip Code)


                                  (702)317-1610
                                  -------------
              (Registrant's Telephone Number, Including Area Code)

                                 Deron M. Colby
                      Abrams Garfinkel Margolis Bergson LLP
                          4100 Newport Place, Suite 830
                         Newport Beach, California 92660
                      949.250.8655 / Facsimile 949.250.8656
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================== ======================== ==================== ======================= ===============
         Title of each class                   Amount            Proposed maximum       Proposed maximum       Amount of
            of securities                       to be             offering price           aggregate          registration
          to be registered                   registered              per share           offering price           fee
-------------------------------------- ------------------------ -------------------- ----------------------- ---------------
Common Stock, $.001 par value                 2,000,000              $1.25(1)            $2,500,000.00          $294.25
-------------------------------------- ------------------------ -------------------- ----------------------- ---------------
Common Stock, $.001 par value                 2,000,000              $0.41 (2)            $820,000.00             (3)
====================================== ======================== ==================== ======================= ===============
(1) Price of the remaining 2,000,000 shares offered by means of this pricing amendment
(2) Estimated solely for the purpose of estimating the registration fee pursuant to Rule 457(c) promulgated pursuant to the Securities Act of 1933, on the basis of the average of the bid and ask price of the Registrant's Common
    Stock as reported on the Over the Counter Bulletin Board on December 27,
    2004.
(3) Filing fee previously paid

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

            Amended Prospectus LitFunding Corp., a Nevada corporation

                        2,000,000 Shares of Common Stock


This prospectus relates to 2,000,000 shares of our common stock being offered as a direct public offering. The purchase price is $1.25 per share. No underwriter is involved in the offering and distribution of the shares. We are offering the shares without any underwriting discounts or commissions. Our president, Morton Reed, will offer and sell the shares on our behalf. If all of the shares offered are purchased, the proceeds to us will be $2,500,000. There is no minimum amount required to be raised in this offering. Subscriptions for shares of our common stock are irrevocable once made, and funds will only be returned upon rejection of the subscription. We recently completed the sale of 2,000,000 shares of our common stock priced at $0.41 for aggregate gross proceeds of $820,000. Those shares were registered by means of our original registration statement on Form SB-2 filed on or about December 30, 2004 and declared effective by the Securities and Exchange Commission on or about January 31, 2005. Of those proceeds of $820,000, of which $584,250 is yet to be collected, we anticipate using:


o   $10,000 in offering expenses;
o   $240,000 in salaries;
o   $30,000 for costs related to our facilities;
o   $25,000 for marketing expenses;
o   $250,000 in operations; and
o   $265,000 in litigation investments.

This offering is being made in reliance on Rule 415. This offering will terminate two years following the effective date of this registration statement, and will not be extended. The actual termination date will be two years after the date that this registration date is declared effective.

----------------------------------- ------------------------ -------------------- -----------------------
       TITLE OF SECURITIES             NUMBER OF OFFERED       OFFERING PRICE            PROCEEDS
          TO BE OFFERED                     SHARES                PER SHARE
----------------------------------- ------------------------ -------------------- -----------------------
         Common Stock(1)                   2,000,000                $1.25               $2,500,000
----------------------------------- ------------------------ -------------------- -----------------------
         Common Stock(2)                   2,000,000                $0.41                $820,000
----------------------------------- ------------------------ -------------------- -----------------------

(1) Shares subject to this pricing amendment
(2) Previously sold at $0.41 per share, pursuant to original prospectus.
    Our common stock is currently listed on the Over the Counter Bulletin Board.
    Our trading symbol is "LFDG".

   SEE "RISK FACTORS" ON PAGES 5 THROUGH 8 FOR FACTORS TO BE CONSIDERED BEFORE
                     PURCHASING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.


This offering was submitted for approval in California on the basis of a limited offering qualification where offers and sales will be made only to proposed investors meeting certain suitability standards as described herein. We did not have to demonstrate compliance with some or all of the merit regulations of the Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq.

Exemptions for secondary trading available under the California Corporations Code sect. 25104(h) will be withheld, but there may be other exemptions available to cover private sales by the bona fide owner for his or her own account without advertising and without being effected by or through a broker dealer in a public offering.

                 The date of this prospectus is April 11, 2005.
                             Subject to completion.

                       TABLE OF CONTENTS

Prospectus Summary ............................................................4
Risk Factors...................................................................5
Forward Looking Statements....................................................12
Use of Proceeds...............................................................12
Determination of Offering Price...............................................12
Plan of Distribution..........................................................12
Legal Proceedings.............................................................12
Directors, Executive Officers, Promoters and Control Persons..................12
Security Ownership of Certain Beneficial Owners and Management................14
Description of Securities.....................................................14
Interest of Named Experts and Counsel.........................................17
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities....................................................17
Organization Within Last Five Years...........................................18
Description of Business.......................................................18
Management's Discussion and Analysis of Financial Condition
and Results of Operations.....................................................24
Description of Property.......................................................26
Certain Relationships and Related Transactions................................26
Market for Common Equity and Related Stockholder Matters......................27
Executive Compensation .......................................................28
Financial Statements..........................................................29
Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure......................................................29
Legal Matters.................................................................29
Experts.......................................................................29
Additional Information........................................................30
Indemnification of Directors and Officers.....................................30
Other Expenses of Issuance and Distribution...................................30
Recent Sales of Unregistered Securities.......................................30
Exhibits......................................................................31
Undertakings..................................................................32
Signatures....................................................................33

OUTSIDE BACK COVER PAGE

Dealer Prospectus Delivery Obligation

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

OUR BUSINESS:                          We were incorporated in Nevada on July
                                       11, 1996 as RP Entertainment, Inc., but
                                       changed our name to LitFunding Corp. in
                                       February 2003 as the result of a reverse merger. Our executive offices are located at 3760 Pecos McLeod Drive, Las Vegas,
                                       Nevada, 89121 and our telephone number is
                                       (702)317-1610. Our e-mail address is:
                                       info@litfunding.com.

                                       We serve as a public holding company for our privately-held wholly owned subsidiaries, California LitFunding, which is the entity through which the majority of our operations have been conducted and a new subsidiary LitFunding USA formed March 22, 2004 which will conduct operations beginning in 2005. Currently, California LitFunding owns substantially all of our operating assets, employs all of our personnel, and pays the obligations of both corporations. LitFunding USA has itself formed and become the managing member of four wholly owned Limited Liability Companies, LFC 100 LLC, LFC 101 LLC, LFC 102 LLC, LFC 103 and LLC 104 whose purpose is investing in litigation recoveries by advancing capital to various law firms.

                                       California Litfunding, our wholly-owned
                                       operational subsidiary, which we acquired by reverse merger in 2003, began investing in litigation recoveries in 2000. We generate revenues by raising capital and advancing this capital to various law firms pursuant to various settlement agreements. These settlement agreements provide that the funds advanced shall be repaid to us, along with a fee, when the lawsuits referenced in the agreement ultimately settle. The exact amount of the fee payable on the funds advanced depends upon the length of time the fund are outstanding, up to a fixed limit. Pursuant to the terms of these settlement agreements, California Litfunding's contractual right to payment is limited to the funds ultimately paid to the law firm from the specified lawsuit, or lawsuits, in which the funds are invested or expended.

SUMMARY FINANCIAL                      The summary financial information set
INFORMATION:                           forth below is derived from the more
                                       detailed financial statements appearing
                                       elsewhere in this Form SB-2. We have
                                       prepared our financial statements
                                       contained in this Form SB-2 in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Form SB-2.



INCOME STATEMENT          FOR THE YEAR ENDED             FOR THE YEAR ENDED
                           DECEMBER 31, 2004              DECEMBER 31, 2003
                               (AUDITED)                      (AUDITED)
                                   $                               $

Net Revenue                     1,878,685                      1,535,613
Loss from Operations            (615,421)                     (4,105,923)
Net Loss                      13,205,781*                     (8,197,244)
Net Loss Per Share                1.33*                          (0.92)

* Includes a one time, non-cash gain of $14,131,116

BALANCE SHEET               DECEMBER 31, 2004,               DECEMBER 31, 2003
                                (AUDITED)                       (AUDITED)
                                   $                                 $

Total Assets                    939,142                         10,617,898
Total Liabilities             2,541,887                         25,703,893
Stockholders' Deficit         (1,602,745)                      (15,085,995)

NUMBER OF SHARES BEING                 We intend to sell a maximum of 2,000,000
OFFERED:                               shares of our common stock being
                                       registered pursuant to this amended
                                       prospectus. This offering will terminate two years after the effective date of this registration statement.

NUMBER OF SHARES OUTSTANDING:          As of April 11, 2005, there were
                                       13,795,063 shares of our $0.001 par value common stock issued and outstanding.

                                       We recently completed the sales of
                                       2,000,000 shares of our common stock
                                       priced at $0.41 for aggregate gross
                                       proceeds of $820,000. Those shares were
                                       registered by means of our original
                                       registration statement on Form SB-2 filed on or about December 30, 2004 and declared effective by the Securities and Exchange Commission on or about January 31, 2005.

                                       We have no shares of preferred stock
                                       outstanding; however we also have
                                       2,442,500 options, 1,895,000 warrants and
                                       convertible debentures representing
                                       200,000 shares of common stock
                                       outstanding.

ESTIMATED USE OF PROCEEDS:             We will receive $2,500,000 if all of the
                                       offered shares are sold. We intend to use any proceeds from such sale for working capital. We recently completed the sale of 2,000,000 shares of our common stock priced at $0.41 for aggregate gross proceeds of $820,000. Those shares were registered by means of our original registration statement on Form SB-2 filed on or about December 30, 2004 and declared effective by the Securities and Exchange Commission on or about January
                                       31, 2005. Of those proceeds of $820,000, of which $584,250 is yet to be collected, we anticipate using:


                                         o   $10,000 in offering expenses;
                                         o   $240,000 in salaries;
                                         o   $30,000 for costs associated with
                                             our facilities;
                                         o   $25,000 for marketing expenses;
                                         o   $250,000 in operations; and
                                         o   $265,000 in litigation investments.


                                  RISK FACTORS

An investment in us involves various risks relating to our operations, certain matters related to the administration of our operations to date and the risks of the "litigation funding" industry itself. Investment in us is therefore suitable only for persons with the financial capability of continuing to have and hold long-term investments who are able to tolerate the entire loss of his, her or its investment in us. Potential Investors should consider the following factors, among others, before making a decision to invest in LitFunding Corp.

RISKS RELATED TO OUR BUSINESS:

WE ARE NOT CURRENTLY PROFITABLE AND MAY NEVER BECOME PROFITABLE.


We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. As of December 31, 2004, we have suffered losses from operations of $615,421 and losses of $925,335 after including legal fees related to our reorganization. Our income for the year was $13,205,781 after taking into account a one time non cash gain of $14,131,116 .We may continue to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we operate our business.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could reduce the value of our common stock and ultimately cause our business to fail.

SINCE SOME JURISDICTIONS DO NOT ALLOW LITIGATION FUNDING USING OUR BUSINESS MODEL, WE ARE UNABLE TO OPERATE IN SOME STATES, WHICH LIMITS OUR ABILITY TO CONDUCT OPERATIONS AND GENERATE REVENUES.

Not all states permit the business operations that we conduct. Some jurisdictions do not allow maintaining, supporting, promoting or assisting another person, with money or otherwise, to prosecute a lawsuit. The practice is referred to as "maintenance." Similarly, the bargain between a stranger and a party to a lawsuit, by which the stranger funds a portion of the party's claim in consideration of receiving part of any judgment proceeds, may be deemed to be a form of "maintenance" and may not be permitted in some jurisdictions. Therefore, our ability to grow and expand our business may be limited to specific jurisdictions. An inability to expand beyond such jurisdictions may limit our ability to conduct our business and generate revenues.

OUR BUSINESS MODEL UTILIZING NON-RECOURSE ADVANCES MAY SUBJECT US TO LENDING REGULATIONS, WHICH COULD REDUCE OUR ABILITY TO GENERATE REVENUES, AND OUR BUSINESS COULD FAIL.

In our non-recourse program, we do not loan money or charge interest to plaintiffs, lawyers or law firms and there is no date certain for repayment. Instead, we invest in the recovery, up to a limited amount, based on the time of the investment. Accordingly, we believe that we are not subject to various laws and regulations that constrain lending activities. However, there can be no assurance that a court in some jurisdiction would not examine our operations and come to the conclusion that we were, in fact, lending money to plaintiffs. Such a conclusion would make us subject to the laws and regulations that govern lending activities. For example, the rate of return on our advances may exceed rates of returns permitted by law. There can be no assurance that courts in any or all of the jurisdictions in which we operate would not conclude that we are lending money to plaintiffs or their counsel. Such a conclusion could make our agreements with our clients voidable, subject us to fines or other sanctions, or otherwise negatively impact our business, prospects or results of operations.


WE HAVE NOT APPLIED FOR THE NECESSARY LICENSES FOR AND DO NOT OFFER FULL RECOURSE LOANS.


WE HAVE A LIMITED HISTORY OF UNDERWRITING EXPERIENCE IN OUR INDUSTRY WHICH MAY MAKE IT DIFFICULT FOR US TO ASSESS CASES ACCURATELY ENOUGH TO GENERATE NET PROFITS, WITHOUT WHICH OUR BUSINESS MAY ULTIMATELY FAIL.

We have a limited history of precedents upon which we may base our operations. While we believe that the time spent refining our underwriting procedures allows us to evaluate the plaintiffs and cases to whom we advance money and that it has achieved favorable results, we have a limited history in underwriting upon which we or investors in us may rely. We make comparisons to other claims and are compiling a sizable database to assist our underwriting procedures; however, there is no guarantee that we will successfully be able to assess the merit of the cases that we decide to fund, which, in turn, will affect whether we will be able to generate sufficient revenues to be profitable.

OUR LIMITED SALES EXPERIENCE MAY MAKE IT MORE DIFFICULT TO SUCCESSFULLY MARKET OUR SERVICES, EXPAND OUR OPERATIONS AND GENERATE REVENUES.

While we have experienced more demand for our services than we have been able to meet, the relatively short history of our operations limits our ability to be aggressive in our sales efforts with regard to both the nature of the service we provide and our ability to provide that service. Our sales efforts must educate our consumer base with regard to all aspects of our business. Unlike other financial services, our services are not well known in the general population, since promotion has been limited to litigation seminars and trade shows. There can be no assurance that we can educate and attract a sufficient number of law firms about the service we provide, and about our ability to provide such a service. There is also no assurance that we will be able to maintain full investment of our resources. A failure to educate and attract law firms may influence our sales efforts and harm our business, prospects and results of operations, and reduce our ability to operate profitably.

THE OUTCOME OF LITIGATION IS UNCERTAIN, MAKING IT DIFFICULT FOR US TO ASSESS WHICH CASES TO FUND; THEREFORE, THERE IS NO GUARANTEE THAT WE WILL CHOOSE CASES THAT WILL ENABLE US TO GENERATE PROFITS FROM OUR LITIGATION FUNDING AND INVESTMENT OPERATIONS.

Our business depends on litigation outcomes in the form of judgments rendered in connection with such outcomes and settlements of claims. Settlements are in turn dependent upon perceived probabilities of litigation outcomes and the attending judgments. Litigation entails a greater or lesser degree of uncertainty. Such uncertainties include uncertainty as to (1) the assessment of the credibility of witnesses, (2) the trier of fact's perception of counsel, (3) the assessment of fault and causation, (4) the legal nature of the claim, and (5) the amount of damages. Although we seek to weigh such uncertainties when we make the underwriting decision, there can be no assurance that the outcome of any given litigated claim will be as predicted, whether or not the probabilities were correctly assessed. The vagaries of litigation may result in judgments for amounts less than we anticipated , settlements for amounts lower than we predicted, or failures to reach settlements, any of which outcomes would reduce our return on investment. Although we maintain reserves for losses on investments in cases which our management believes are adequate, such unfavorable outcomes would harm our business, prospects and results of our operations and reduce our ability to operate profitably.

TORT REFORM LEGISLATION COULD MAKE OUR BUSINESS MODEL OBSOLETE OR UNPROFITABLE TO CONTINUE OPERATING, CAUSING OUR BUSINESS TO FAIL.

In addition to the uncertainties inherent in litigation, tort reform could negatively impact our business. The legislatures in the jurisdictions where we operate may pass legislation that restricts the ability to sue. Such restrictions may eliminate claims that may be heard in court or change statutes of limitation or the periods of time plaintiffs have to make a claim. These or other restrictions on the right to sue may limit the market for our services and negatively impact our business, prospects and results of operations. Legislatures could also limit the amounts that could be recovered for specific claims. Such limitations, if enacted, could force us out of business or reduce our ability to operate using this business model.

THE LENGTHY AND UNPREDICTABLE COLLECTION CYCLE MAKES IT DIFFICULT TO ANTICIPATE OUR SHORT- AND LONG-TERM FUNDING NEEDS AND ADEQUATELY FUND OUR OPERATIONS.


We must wait for an indeterminate period of time after we advance money to collect money from judgment recoveries. Based on our experience, claims take an average of 3 to 18 months to resolve. We can give no assurance that we will continue to experience such collection times. However, once we advance the money, the collection cycle is out of our control and we must use other funds to pay for our overhead expenses. Should recoveries take longer than we have planned, we may have to seek interim financing to meet our expenses. There can be no assurance that in such an event we could find such financing or that, if identified, the financing would be available on terms satisfactory to us. We have reviewed this cycle and determined we could be able to shorten the time between funding and collection by advancing monies much closer to the case(s) settlement than previously allowed for. However, there is no guarantee that we will be able to predict this cycle with enough accuracy to be able to operate profitably.

IF WE ARE NOT ABLE TO COLLECT back the FUNDS owed us from PLAINTIFFS that have won judgments, we will not be able to GENERATE REVENUES OR continue our operations.

We may not be able to collect upon the successful judgments achieved by plaintiffs, which is our only source of revenue, or, if we are able to do so, we may not be able to collect without bringing costly legal actions against the plaintiffs' attorneys or law firms involved, which will reduce our profitability. In either event, the failure to collect or the necessity of legal action to collect could harm or reduce our ability to generate revenues and operate profitably, which in turn would cause our business to fail.

OUR CURRENT BUSINESS RELIES ON RAISING CAPITAL TO MEET THE FUNDING REQUIREMENTS FOR THE CLIENT CANDIDATES WE IDENTIFY; THEREFORE WE CONTINUALLY NEED TO RAISE FUNDS TO MEET CLIENT DEMAND AND MAY NOT BE ABLE TO RAISE SUFFICIENT FUNDS TO CONTINUE OPERATING.

Because we do not have sufficient capital to meet the demand for funds by our clients, we will be required to obtain additional debt or equity funding. There can be no assurance that such funding will be available, or if it is available, that it will be in amounts or on terms acceptable to us. Our ability to obtain funds and the cost of such funds is dependent on our credit ratings, access to the various capital markets, financial condition, general economic conditions and business prospects. Deterioration in these factors could reduce or limit our ability to obtain financing on attractive terms and therefore could harm our results of operations and our financial condition.

WE RELY ON KEY EXECUTIVE OFFICERS AND THEIR KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE DIFFICULT TO REPLACE.

We are highly dependent on our key employees. We do not have "key person" life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could harm our operating results.

WE ARE CONTROLLED BY OUR CURRENT OFFICERS AND DIRECTORS.

Our directors and executive officers beneficially own 6,838,024 shares or approximately 49.6% of our outstanding common stock. Accordingly, these persons and their respective affiliates will have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues submitted to our stockholders.


RISKS RELATED TO OUR COMMON STOCK:

OUR EXISTING STOCKHOLDERS WILL EXPERIENCE DILUTION IF WE ISSUE ADDITIONAL SECURITIES.

As of April 11, 2005 we have 13,795,063 shares of our common stock issued and outstanding. We also have 2,442,500 options, 1,895,000 warrants and convertible debentures representing 200,000 shares of common stock outstanding.

If we issue additional shares or other derivative securities, or if our existing stockholders exercise or convert their outstanding options, warrants or notes, our other stockholders may find their holdings drastically diluted, which if it occurs, means that they will own a smaller percentage of our company. Further, any issuance of additional securities to various persons or entities in lieu of cash payments will lead to further dilution.

Because the market price of our common stock is highly volatile, it is difficult to determine the true value of our company. Our common stock is traded on the Over the Counter ("OTC") Bulletin Board. The market price of our common stock has been highly volatile and may continue to be volatile in the future. As a result of our share price volatility, it is difficult to determine the true market value of our company. Significant volatility in the market price of our common stock may arise due to factors such as:

     o    our developing business;
     o    a continued negative cash flow;
     o    relatively low price per share;
     o    relatively low public float;
     o    variations in quarterly operating results;
     o    the number of holders of our common stock; and
     o the interest of securities dealers in maintaining a market for our common stock.

As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

The registration of the shares of common stock covered by this prospectus may affect the market price and liquidity of our common stock.

BECAUSE WE MAY BE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.


THIS LIMITED OFFERING WILL BE MADE IN CALIFORNIA TO INVESTORS MEETING CERTAIN SUITABILITY STANDARDS SO THAT WE WERE NOT REQUIRED TO COMPLY WITH CALIFORNIA'S DEPARTMENT OF CORPORATIONS MERIT REGULATIONS.

This offering is submitted for approval in California on the basis of a limited offering qualification where offers and sales will be made only to proposed investors meeting certain suitability standards as described herein. We did not have to demonstrate compliance with some or all of the merit regulations of the Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq.

THESE SHARES MAY NOT BE AVAILABLE FOR SECONDARY TRADING IN CALIFORNIA, AND THEREFORE, RESALES IN CALIFORNIA WILL NEED TO BE MADE UNDER OTHER EXEMPTIONS.

Exemptions for secondary trading available under the California Corporations Code sect. 25104(h) will be withheld, but there may be other exemptions available to cover private sales by the bona fide owner for his or her own account without advertising and without being effected by or through a broker dealer in a public offering.


FORWARD LOOKING STATEMENTS

INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "BELIEVES", "ESTIMATES", "COULD", "POSSIBLY", "PROBABLY", "ANTICIPATES", "ESTIMATES", "PROJECTS", "EXPECTS", "MAY", OR "SHOULD" OR OTHER VARIATIONS OR SIMILAR WORDS. NO ASSURANCES CAN BE GIVEN THAT THE FUTURE RESULTS ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO THOSE FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS ANTICIPATED BY THOSE FORWARD-LOOKING STATEMENTS. AMONG THE KEY FACTORS THAT HAVE A DIRECT BEARING ON OUR RESULTS OF OPERATIONS ARE THE COSTS AND EFFECTIVENESS OF OUR OPERATING STRATEGY. OTHER FACTORS COULD ALSO CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS ANTICIPATED BY THOSE FORWARD-LOOKING STATEMENTS.

USE OF PROCEEDS


We will receive up to $2,500,000 if all of the shares of common stock offered by us at $1.25 per share are purchased. We cannot guaranty that we will sell any or all of the shares being offered by us. Our anticipated use of proceeds is as follows:

================================= =================== ================== ================ ==========================================
OFFERED SHARES SOLD               OFFERING PROCEEDS      APPROXIMATE        TOTAL NET          PRINCIPAL USES OF NET PROCEEDS
                                                       OFFERING EXPENSES    OFFERING
                                                                            PROCEEDS
--------------------------------- ------------------- ------------------ ---------------- ------------------------------------------
      500,000 shares (25%)             $625,000            $15,000          $610,000      Salaries: $200,00
                                                                                          Facilities: $20,000
                                                                                          Marketing: $10,000
                                                                                          Operations: $200,000
                                                                                          Litigation Investments: $180,000
--------------------------------- ------------------- ------------------ ---------------- ------------------------------------------
                                                                                          Salaries: $300,000
                                                                                          Facilities: $20,000
                                                                                          Marketing: $20,000
                                                                                          Operations: $550,000
     1,000,000 shares (50%)           $1,250,000           $15,000         $1,235,000     Litigation Investments: $345,000
--------------------------------- ------------------- ------------------ ---------------- ------------------------------------------
                                                                                          Salaries: $480,000
                                                                                          Facilities: $40,000
                                                                                          Marketing: $30,000
                                                                                          Operations: $730,000
     1,500,000 shares (75%)           $1,875,000           $15,000         $1,860,000     Litigation Investments: $580,000
--------------------------------- ------------------- ------------------ ---------------- ------------------------------------------
    2,000,000 shares (100%)           $2,500,000           $15,000         $2,485,000     Salaries: $540,000
                                                                                          Facilities: $40,000
                                                                                          Marketing: $30,000
                                                                                          Operations: $780,000
                                                                                          Litigation Investments: $1,095,000
--------------------------------- ------------------- ------------------ ---------------- ------------------------------------------
================================= =================== ================== ================ ==========================================

None of the proceeds will be used to reimburse the expenses that were previously paid by our president including compensation for services provided prior to the offering. If the offering proceeds are insufficient to pay the offering expenses in full, then we intend to pay those expenses from our current cash reserves.


We recently completed the sale of 2,000,000 shares of our common stock priced at $0.41 for aggregate gross proceeds of $820,000. Those shares were registered by means of our original registration statement on Form SB-2 filed on or about December 30, 2004 and declared effective by the Securities and Exchange Commission on or about January 31, 2005. Of those proceeds of $820,000, of which $584,250 is yet to be collected, we anticipate using:

        o   $10,000 in offering expenses;
        o   $240,000 in salaries;
        o   $30,000 for facilities;
        o   $25,000 for marketing expenses;
        o   $250,000 in operations; and
        o   $265,000 in litigation investments.

DETERMINATION OF OFFERING PRICE


Factors Used to Determine Share Price. The offering price of the 2,000,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have a limited operating history ^, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

PLAN OF DISTRIBUTION

We are offering for sale 2,000,000 shares of our common stock in a direct public offering. We have not conducted any discussions or negotiations for the sale of all or any portion of those 2,000,000 shares of our common stock. There is no minimum number of shares that must be purchased by each prospective purchaser and the maximum number of shares we will sell is 2,000,000. We will not pay any commissions or other fees, directly or indirectly to any person or firm in connection with solicitation of sales of the common stock. There is no minimum amount we must raise before having access to the funds raised from this offering.

Our officers and directors do not have any agreement or plan to purchase any shares in this offering.

This offering will terminate two years following the effective date of this registration statement. No extensions in the two year offering period will be made.

Dr. Morton Reed, our president, will participate in the offer and sale of our shares of common stock, and rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Although Dr. Reed is an associated person of the company as that term is defined in Rule 3a4-l under the Exchange Act, he is deemed not to be a broker for the following reasons:

     o Dr. Reed is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.
     o Dr. Reed will not be compensated for his participation in the sale of company securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.
     o Dr. Reed is not an associated person of a broker or dealer at the time of participation in the sale of company securities.

Dr. Reed will restrict his participation to the following activities:

     o preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by the president of a potential purchaser;
     o responding to inquiries of potential purchasers in communication initiated by the potential purchasers, provided, however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;
     o performing ministerial and clerical work involved in effecting any transaction.

We have not retained a broker for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, an amendment to the registration statement will be filed.


The shares of common stock being offered by us have not been registered for sale under the securities laws of any state as of the date of this prospectus. We intend to register or qualify the offered shares in the following states:
Nevada, California, Texas, New Jersey, Florida, Massachusetts and New York. We have submitted applications to Nevada, California and New York.

In California, our application for registration under a limited offering qualification has been approved by the California Corporations Commissioner; pursuant to this order dated March 18, 2005, these shares will only be offered and sold in California to investors meeting the "super suitability standard" of not less than any one of the following:

     o $250,000 liquid net worth (i.e., a net worth exclusive of home, home furnishings and automobile) plus $65,000 gross annual income;
     o    $500,000 liquid net worth;
     o $1,000,000 overall net worth (i.e., inclusive of home, home furnishings and automobile); or
     o    $200,000 gross annual income.


Furthermore, because we are applying for a limited offering qualification in California, we did not have to demonstrate compliance with some or all of the merit regulations of the Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. Therefore, this offering has not undergone a merit review by the California Department of Corporations.

In addition, exemptions for secondary trading of shares sold in California will not be available under the California Corporations Code sect. 25104(h). There may be other exemptions available to cover private sales of these shares by the bona fide owner for his or her own account without advertising and without being effected by or through a broker dealer in a public offering.

LEGAL PROCEEDINGS

The following are legal actions pending against us and those we contemplate entering into at this time:


On April 2, 2003 certain individuals and entities of LitFunding Corp, a Nevada corporation (the "Company"), filed an involuntary bankruptcy petition against the us in the United States Bankruptcy Court, Central District of California, Case No. LA03-19005 ES (the "Petition"). Seven additional parties (collectively the "Petitioners") later filed joinders in support of the Petition. The filing of the Petition severely damaged both ourselves, and our wholly owned then operational subsidiary, California LitFunding. Although this has been fully discussed in earlier filings, the following information is added:

During 2004 and 2003, our subsidiary, California Litfunding, held title to substantially all of our assets. These core assets and those with most of the value, were the Settlement Agreements, which were the primary subject of the litigation indicated with the filing of the involuntary bankruptcy petition on April 2, 2003. A total of approximately $18.6 million dollars was invested through those Settlement Agreements.

Pursuant to the plan of reorganization, we had the option to voluntarily transfer the control and the collection of the settlement agreements ("the Contract Pool") to an IEP distribution agent (the 'Contract Agent') for the benefit of the IEP claimants who comprise class 6 under the terms of the reorganization plan.

After much consideration we and the IEP claimants stipulated and agreed to do this in November 30th, 2004. In that stipulation, the Contract Agent would assume full control and administration over the 'Contract Pool' and have full authority over the enforcement of the obligations set forth in the settlement agreements that comprise the Contract Pool.

Accordingly, per agreement, we transferred all of the original records and files to the Contract Agent on December 16th, 2004, and sent written notice to all parties subject to the settlement agreement notifying them of the transfer of control of the Contract Pool and settlement agreements to the Contract Agent including the assignment of LitFunding Corp and California LitFunding's legal rights and that all payments are now payable to the Contract Agent.

As a result of the transfer, we effectively relieved of the obligation due to the IEP claimants of IEP Note of approximately $26,662,000 including related accrued interest because recourse for the IEP note was restricted to the Contract Pool only. The carrying value of receivables and advances at the time of the transfer was approximately $12,331,000 resulting in a gain on the transfer of $14,131,000. The original value of the IEP Note was determined based on the stipulations within the bankruptcy plan. In the transfer, we transferred all of our rights to the contingent advances and any potential earnings thereon. Because payments on the IEP Note were only to come from collections and earnings on the contingent advances, we are no longer responsible for that obligation.

In consideration for the cooperation and support we provided to make the transition seamless and effective, the IEP claimants waived and released us from all liability arising under the "Contingent Recourse Note" of approximately $1,560,000, which would have become effective in 2005.

Moreover, by effecting this transfer of the Contract Pool, the two other classes of creditors (Class 4 and 5) affected by this transition will continue to receive the benefit of the unsecured creditors' allocation as defined in the plan of reorganization. The contingency administrative charge allowed by the plan of reorganization to be paid to us has ceased as a result of this transfer.

As a result of the transfer of the contract pool to the IEP claimants effective in December 2004, we recorded an extraordinary gain for the removal the associated obligation and assets.

Other matters:

On April 28, 2004, a claim was filed against us in the amount of $48,576 and then amended on August 12, 2004, in the amount of $298,110. We objected to the claim as unfounded but decided to take an objective viewpoint in the matter and did participate in a court ordered mediate on. With a view to avoiding further distracting litigation, we reached a settlement with the claimant in February 2005 whereby the claimant is allowed an unsecured claim in the amount of $75,000 and shall be encompassed into the class 5-creditor group of the plan of reorganization. The claimant will also receive 80,000 shares of common stock pursuant to section 1145 of the bankruptcy code. We filed a motion to approve the stipulation in the United States Bankruptcy Court in early March 2005.

We are involved in suits for breach of contract, fraud, conspiracy and defamation in both the United States Bankruptcy Court and California State Court. The claimants allege that there was a finder's fee agreement between them and our founding officers / shareholders. Our position is that there was a negotiated agreement with the claimants, which was complied with. The claimants continue to allege damages of $16 million.

In May 2004, the United States Bankruptcy Court upheld our objections to all monetary claims. The claimants appealed this decision. Additionally, they filed an adversary proceeding raising most of the issues already raised in the first claims. In February 2005, the United States Bankruptcy Court partially dismissed the claimant's adversary complaint and told the claimants to amend the complaint to give them the opportunity to clarify their claims. The claimants filed that amended complaint. In March 2005, we filed a motion to dismiss with prejudice the entire amended complaint on the grounds that the claims therein were previously denied by the court in the bankruptcy proceeding and that it was pointless for the claimants to keep going back to court with the same complaint.

The State Court action has been stayed pending resolution of the issues in the United States Bankruptcy Court. The Federal Court's decisions in the company's favor will preclude proceedings against the company in the state court action.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

EXECUTIVE OFFICERS AND DIRECTORS. As of April 11, 2005, our principal officers and directors are as follows:

EXECUTIVE OFFICERS AND DIRECTORS. As of December 31, 2004, our principal officers and directors are as follows:

Name                  Age       Title

Morton Reed           70        Chairman of the Board of Directors, President,
                                Chief Executive Officer
Stanley B. Weiner     61        Vice President of Finance, Director
Robert P. Amira       59        Executive Vice President
David G. Wallace      43        Director
Howard Appel          42        Director
Andrew B. Scherr      36        Director
David Cohen           46        Chief Financial Officer, Treasurer and Secretary

MORTON REED, PH.D., CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CEO. Dr. Reed served in the United States Marine Corps during the Korean War. After returning from overseas he attended UCLA for his undergraduate studies in English and Philosophy. From 1960 through 1980 he served as an executive in several business ventures: CEO of Cathay Studios, from 1960 to 1968; CEO of Orient Limited of Nevada from 1968 to 1972; President and Chairman of AAlpha Mortgage Company from 1970 to 1982. During this time he continued with his education earning a Masters Degree in Psychology from Antioch University in 1973 and a Doctorate in philosophy in Clinical Psychology from California Graduate Institute in 1975. In 1996 Dr. Reed joined Magnolia Studios a post production facility in Burbank, CA and helped effect a rate of that company to Millennium Studios which appointed him interim CEO. He left Millennium in 1999 and joined Case Financial, a litigation funding company where he served as VP of Sales. In November 2000, Dr. Reed left Case Financial to form LitFunding Corp where he remains as President. Dr. Reed is not an officer or director of any other reporting company.

STANLEY B. WEINER, VICE PRESIDENT OF FINANCE, DIRECTOR. Mr. Stanley B. Weiner has more than 35 years experience creating and running businesses. Mr. Weiner was the founding officer of Gemini Financial Corporation, a NASD Broker/Dealer from 1970 through 1975, President of APA, Real Estate Syndication Company from 1975 through 1978, Managing Partner of Agri-World Partnership from 1978 through 1983, an agricultural project syndication company with offices throughout Europe and the Middle East. Mr. Weiner was a Founding Officer/President of Regent Properties from 1985 through 1990, and Chief Executive Officer of Wise Industries from 1990 through 1993, a company specializing in pollution control devices. In 1978, Mr. Weiner founded Western Pacific Investment Corporation, which syndicated thousands of apartment units, office buildings, shopping centers and agricultural properties in addition to packaging many tax-sheltered investments. As a result of the foregoing activities, Mr. Weiner has extensive experience in marketing, acquiring, financing and developing commercial and agricultural property, negotiating agreements and packaging transactions. Mr. Weiner received his Bachelor of Arts degrees in both Psychology and Economics from California State University at Long Beach. He also did graduate work in both fields at UCLA. Mr. Weiner has in the past held a National Association of Securities Dealers Principals license and is a licensed Real Estate Broker. Mr. Weiner is not an officer or director of any other reporting company.


ROBERT P. AMIRA, EXECUTIVE VICE PRESIDENT. Mr. Amira was appointed as our Executive Vice President on March 11, 2005. Prior to successful endeavors in marketing and finance, Mr. Amira served in the U.S Army Special Forces Unit as a 2nd Lieutenant in the Vietnam War. Mr. Amira now has over 25 years experience in all phases of Marketing, the Gaming Industry, Real Estate, Mergers and Acquisitions, International financing, and consulting. Mr. Amira attended New York College and received his Undergraduate Degree in Business Administration with minor studies in Finance and Marketing. From 1969 through 1974, he held the position of Vice President of Sales for Vivi Color Graphic Arts, overseeing national and international accounts. From 1974 through 1983, he was the Executive Vice President of the Dunes Hotel and Country Club in Las Vegas, Nevada, supervising several thousand employees, and managing all operations of the hotel and casino. Prior to accepting his position as Executive Vice President of LitFunding USA, Mr. Amira served as CEO of Robar Enterprises, Inc., a company he founded in 1979, specializing in financial investment and consulting. Since the founding of Robar Enterprises, Inc., he has been involved in arranging major investment capital for real estate acquisitions in California, New York, Florida and Nevada. Mr. Amira is not an officer or director of any other reporting company.


DAVID COHEN, CHIEF FINANCIAL OFFICER, TREASURER, CORPORATE SECRETARY. Mr. Cohen has more than 23 years experience in business. Mr. Cohen received his undergraduate BS degree in both Economic and Accounting in South Africa, and passed the CPA examinations in California, though he does not currently practice as a CPA. After spending nine years in public accounting, Mr. Cohen became deeply involved in the founding of a broker-dealer, and a company who specialized in the export of limousines to China. He later became part owner in a coffee operation modeled along the lines of Starbucks.

In 1992, Mr. Cohen took a position as CFO, Controller and Treasurer with RPS and Affiliates, a $500 million dollar real estate conglomerate operating in 38 states and the commonwealth of Guam. RPS had two public affiliates and several subsidiaries including a captive broker-dealer, an insurance agency, a chain of 12 nursing homes, and a high-tech manufacturing company. Mr. Cohen played a key role in streamlining the operations of this 1,500 employee company and focused its attention on achieving position cash flow. Mr. Cohen's experience also includes several start-ups and turnaround situations and he has raised more than $35 million in private and public offerings. Mr. Cohen has twice been licensed by the National Association of Securities Dealers (NASD) as a Financial Operations Principal. Mr. Cohen is not an officer or director of any other reporting company.

DAVID G. WALLACE, DIRECTOR. Mr. Wallace received his BBA in Real Estate Finance from the University of North Texas. In addition to this schooling, Mr. Wallace attended Union College in Schenectady, New York and received a scholarship to study International Real Estate, International Finance and International Law at the University of Reading located in Reading, England. Since his graduation, Mr. Wallace has been involved in the acquisition and/or formation of over 100 companies and/or partnerships and has secured over $300 million in equity and debt.

Mr. Wallace currently serves as the Chairman of Wallace & Associates Investments, Inc., formerly The Markpoint Company, a venture capital and merchant banking operation that oversees investment activities for its related investment funds. As a result of the numerous portfolio holdings, Mr. Wallace currently serves on the boards for several private and public companies. Mr. Wallace also served as the Chief Executive Officer of The Grantham Company, a private investment-banking firm. The Grantham Company specialized in making direct investments with its co-investors in small, but established companies that sought medium-term capital to support further expansion. Mr. Wallace was Vice President of Equity Management Corporation, a private real estate syndication firm. In this capacity, Mr. Wallace was responsible for the acquisition and/or sale of over $250 million of income producing properties. In connection with such real estate activities, Mr. Wallace was a charter member of the North Texas Association of Real Estate Professionals, a former member of the Real Estate Securities and Syndication Institute (RESSI), a former member of the American Association of Financial Planners, and was frequently a guest lecturer at the University of North Texas' "Executive on Campus" program. Mr. Wallace is Co-Chairman, United States Conference of mayors - Homeland Security task Force, Member, United states Conference of Mayors, Chairman of the Texas Energy Center Task Force and sits on the boards of Directors of several businesses.

HOWARD APPEL, DIRECTOR. Mr. Appel is Chief Financial Officer and a Director of Laffer Associates, an economic research and consulting firm that provides global investment-research services to institutional asset managers, pension funds, financial institutions and corporations. He is also Chief Financial Officer and a Director of Laffer Advisors, an institutional broker-dealer and wholly owned subsidiary of Laffer Associates. Mr. Appel also manages the business and financial affairs of Dr. Arthur B. Laffer - renowned economist and former advisor to President Ronald Reagan. His business concentration is the areas or financial and operations management and analysis, business development, formation of joint ventures and new business start-ups and various legal undertakings. In addition to his role with LitFunding, Mr. Appel also advises a number of private companies including U.S. Script and Vizional Technologies. He was a former treasurer of Yorktown University, an online university offering undergraduate and graduate programs in Government and Business and Economics.

Mr. Appel received his BSc from the California State University. He has been licensed as a Certified Public Accountant with the State of California since 1987 and is registered Securities Agent and Financial Operations Principal licensed with the National Association of Securities Dealers (NASD). Mr. Appel is not an officer or director of any other reporting company.


ANDREW B. SCHERR, DIRECTOR. Mr. Scherr is the Director of Structure and Finance at a major European bank. In that role, he primarily structures transactions with Hedge Funds and Funds of Funds. Prior thereto, he was a strategic consultant advising companies on finance, strategy and M&A. As an investment banker with Salomon Smith Barney and later with Alex, Brown, Mr. Scherr raised in excess of $15 billion in financings and advised on numerous mergers, acquisitions and restructurings. Prior to his work in corporate finance and M&A, Mr. Scherr was a management consultant at Accenture where he advised companies on strategic issues. In addition, Mr. Scherr has experience in venture capital, asset management, corporate law and entrepreneurship. Mr. Scherr received his B.S. in electrical engineering and computer science from the Johns Hopkins University, his JD from the University of Maryland, and his MBA from the Yale School of Management. Mr. Scherr is not an officer or director of any other reporting company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
----------------------------------------------------------------


The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 11, 2005, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

=================== ================================================ ==================================== ===================
TITLE OF CLASS      NAME AND ADDRESS OF BENEFICIAL OWNER               AMOUNT AND NATURE OF BENEFICIAL     PERCENT OF CLASS
                                                                                    OWNER
------------------- ------------------------------------------------ ------------------------------------ -------------------
Common Stock        Morton Reed                                                 6,054,517 (1)                   43.9%
                    c/o 3700 Pecos McLeod Drive Suite 100                President, Chief Executive
                    Las Vegas, NV 89121                                       Officer, Director
------------------- ------------------------------------------------ ------------------------------------ -------------------
Common Stock        Stanley Weiner                                           662,200 shares (2)                  5.3%
                    c/o 3700 Pecos McLeod Drive Suite 100                   VP Finance, Director
                    Las Vegas, NV 89121
------------------- ------------------------------------------------ ------------------------------------ -------------------
Common Stock        David Cohen                                              100,307 shares (3)                  0.7%
                    c/o 3700 Pecos McLeod Drive Suite 100                   Secretary, Treasurer,
                    Las Vegas, NV 89121                                    Chief Financial Officer
------------------- ------------------------------------------------ ------------------------------------ -------------------
Common Stock        Howard Appel                                                no shares (4)                    0.0%
                    c/o 3700 Pecos McLeod Drive Suite 100                         Director
                    Las Vegas, NV 89121
------------------- ------------------------------------------------ ------------------------------------ -------------------
Common Stock        David Wallace                                               no shares (4)                    0.0%
                    c/o 3700 Pecos McLeod Drive Suite 100                         Director
                    Las Vegas, NV 89121
------------------- ------------------------------------------------ ------------------------------------ -------------------
Common Stock        Andrew Scherr                                           11,000 shares(4) (5)                 0.1%
                    c/o 3700 Pecos McLeod Drive Suite 100                         Director
                    Las Vegas, NV 89121
------------------- ------------------------------------------------ ------------------------------------ -------------------
Common Stock        Robert Amira                                                                                 0.1%
                    c/o 3700 Pecos McLeod Drive Suite 100                     10,000 shares (6)
                    Las Vegas, NV 89121                                   Executive Vice President
------------------- ------------------------------------------------ ------------------------------------ -------------------
Common Stock        Stanley Tomchin                                                                              9.0%
                    727 Lilac Drive                                          1,236,400 shares(7)
                    Montecito, CA 93108
------------------- ------------------------------------------------ ------------------------------------ -------------------
Common Stock        Officers and directors as a group                         6,838,024 shares(8)               49.6%
=================== ================================================ ==================================== ===================

(1) Morton Reed also owns 782,500 options to purchase shares of our common stock and 125,000 warrants to purchase shares of our common stock. These numbers exclude 150,000 options that Dr. Reed has previously gifted to a related party. Those gifted options are subject to the rules promulgated in our insider trading policy.
(2) Stanley Weiner also owns 350,000 options to purchase shares of our common stock. .These numbers exclude 180,000 options that Mr. Weiner has previously gifted to related parties. Those gifted option are subject to the rules promulgated in our insider trading policy.
(3) David Cohen also owns 625,000 options to purchase shares of our common stock.
(4) Messrs. Appel, Wallace, Scherr each own 85,000 warrants to purchase shares of our common stock.
(5) Andrew Scherr is the sole owner of
Scherr Advisory Group, which owns 11,000 shares.
(6) Robert Amira also owns
10,000 options to purchase shares of our common stock.
(7) Stanley Tomchin owns 1,137,400 shares of our common stock and his spouse, Emily Tomchin, owns 99,000 shares, making Mr. Tomchin's beneficial ownership 1,236,400 shares; Mr. Tomchin also owns 325,000 options to purchase shares of our common stock.


There are no family relationships between any of our officers and directors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

CHANGES IN CONTROL. Our management is not aware of any arrangements which may result in a change in control.

DESCRIPTION OF SECURITIES
--------------------------

We are authorized to issue 50,000,000 shares of $.001 par value common stock, and 10,000,000 shares of preferred stock. As of April 11, 2005, there were there were 13,795,063 shares of our $0.001 par value common stock issued and outstanding and no shares of preferred stock outstanding. We also have 1,895,000 warrants and 2,882,500 options to purchase our common stock outstanding. We recently completed the sale of 2,000,000 shares of our common stock priced at $0.41 for aggregate gross proceeds of $820,000, of which $584,250 is yet to be collected. Those shares were registered by means of our original registration statement on Form SB-2 filed on or about December 30, 2004 and declared effective by the Securities and Exchange Commission on or about January 31, 2005. Of those proceeds of $820,000, of which $584,250 is yet to be collected, we anticipate using $10,000 in offering expenses, $240,000 in salaries, $30,000 for facilities; $25,000 for marketing expenses; $250,000 in operations and $265,000 in litigation investments.


COMMON STOCK. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

OPTIONS. As of April 11, 2005, we have 2,882,500 options outstanding. In September 2001, we granted 5,000 options to purchase shares of our stock at $4.55 per share to Brian Levine who was our employee at the time. Those options vested immediately and expire 4 years from the date of grant. In November 2001, we granted 8,000 options to purchase shares of our stock at $7.00 per share Michael Marcelli who was our employee at the time. Those options vested immediately and expire 4 years from the date of grant. In December 2001, we granted 1,000 options to purchase shares of our stock at $7.00 per share to Beth Robbins who was our employee at the time. Those options vested immediately and expire 4 years from the date of grant. In March 2002, we granted 1,000 options to purchase shares of our stock at $8.75 per share to Beth Robbins who was our employee at the time. Those options vested immediately and expire 4 years from the date of grant.

In August 2002 while operating under the name RP Entertainment, Inc., we adopted our 2002 Employee Stock Compensation Plan Stock Incentive Plan, which set aside a total of 7,100,000 shares of our common stock for issuance to our officers, directors, employees, and consultants. Grants of stock options to such individuals made through December 31, 2003 were made under the terms of this plan. In July 2003, our Board of Directors voted to amend the number of shares reserved for issuance under our 2002 Employee Stock Compensation Plan from 7,100,000 to 1,500,000.

In February 2003, we granted 20,000 options to Alexandra Atwood, 5,000 options to Brian Levine, 20,000 options to Michael Marcelli, 32,500 options to Morton Reed, 20,000 options to Brian Sokol, 10,000 options to Cheryl Smith and 325,000 options to Stanley Tomchin. These options allow for the purchase of shares of our common stock for $1.00 per share, vested immediately and expire four years from the date of grant. Those individuals were our employees at the time. Mr. Tomchin was our director at the time and Dr. Reed was and continues to be our chief executive officer and a director.

In March 2003, we granted 5,000 options to Stanley Weiner, our vice president and one of our directors. These options vested immediately and allow for the purchase of shares of our common stock at $1.00 per share and expire four years from the date of grant. In April 2003, we granted 100,000 options to purchase shares of our common stock for $0.01 per share to David Cohen, one of our officers. These options vested as follows: 25,000 each on June 2, 2003, October 2, 2003, January 2, 2004 and April 2, 2004. These options expire April 2, 2007.

In February 2004, we granted 5,000 options to purchase shares of our common stock at $1.00 per share to Brian Levine. These options vested immediately and expire four years from the date of grant.

In March 2004, we granted 50,000 options to Alexandra Atwood, 175,000 options to David Cohen, and 175,000 options to Stanley Weiner to purchase shares of our common stock at $0.10 per share. These options vested immediately. Ms. Atwood's options expire two years from the date of grant; Messrs. Cohen's and Weiner's options expire three years from the date of grant.


In June 2004, we granted 450,000 options to Morton Reed to purchase shares of our common stock at $0.10 per share. These options vested immediately and expire three years from the date of grant. Dr. Reed exercised these options in March 2005 in exchange for accrued but unpaid salary This transaction was approved by our Board of Directors.

In December 2004, we granted 350,000 options to David Cohen, 10,000 options Jonnathan Guerrero, an employee, 250,000 options to Morton Reed and 350,000 options to Stanley Weiner. These options allow for the purchase of shares of our common stock at $0.30 per share, vested immediately and expire ten years from the date of grant. These options were issued pursuant to our 2004 stock option plan.

In January 2005, we granted 500,000 options to Morton Reed and 10,000 options to Vera Stein to purchase shares of our common stock at $0.53 per share. Ms. Stein is one of our employees. These options vested immediately and expire ten years from the date of grant. These options were granted pursuant to our 2004 stock option plan.


In February 2005, Mr. Weiner gifted away his 5,000 options to purchase shares of our common stock at $1.00 per share and his 175,000 options to purchase shares at $0.10 per share. This transaction was given effect after our Board of Directors approved it in March 2005.

In March 2005, we granted Robert Amira 10,000 options to purchase shares of our common stock at $0.97 per share.

WARRANTS. As of April 11, 2005, we have 1,895,000 warrants outstanding. In October 2003, we granted Stanley Weiner 450,000 warrants to purchase shares of our common stock at $0.10 per share. Those warrants vested immediately and expire three years from the date of grant. He gifted 405,000 of those warrants to others on the date he was granted them, leaving him with 45,000 warrants at that time.


In November 2003, we granted Herb Stein 10,000 warrants to purchase shares of our common stock at $0.10 per share in exchange for cancellation of a note. Those warrants vested immediately and expire three years from the date of grant. He gifted those warrants to others.

In December 2003, we granted Stanley Weiner an additional 300,000 warrants to purchase shares of our common stock at $0.10 per share. Those warrants vested immediately and expire three years from the date of grant. Mr. Weiner gifted his 345,000 warrants on the date of that grant, leaving him with no warrants. In December 2003, we granted Andrew Reed 10,000 warrants to purchase shares of our common stock at $0.10 per share. Mr. Reed was our employee at the time. Those warrants expire three years from the date of grant.

In April 2004, we granted Mr. Stein 10,000 warrants to purchase shares of our common stock at $0.10 per share. These warrants vested immediately and expire in November 2006.

In December 2004, we granted Andrew Green 125,000 warrants to purchase shares of our common stock at $0.01 per share and 125,000 warrants to purchase shares of our common stock at $1.00 per share. Mr. Green is a consultant. Those warrants were issued in lieu of a cash bonus, vested immediately and expire one year from the date of grant. Mr. Green exercised his 125,000 warrants to purchase shares of our common stock for $0.01 per share in January 2005. Mr. Green received another 125,000 warrants to purchase shares of our common stock at $0.01 per share on March 9, 2005 because of the extension of time granted to pay a loan due him.

In January 2005, we granted Steve King, a consultant, 280,000 warrants to purchase shares of our common stock at $0.25 per share. Those warrants were issued for services rendered to us and vested immediately and expire three years from the date of grant.

In January 2005, we granted each of our directors, Dr. Reed and Messrs. Weiner, Wallace Appel and Scherr 37,500 warrants to purchase shares of our common stock at $0.20 per share. These warrants vest immediately and expire five years from the vesting date. Each director will also be granted 18,750 warrants to purchase shares of our common stock which vested on February 6, 2005. The remaining 18,750 vest 90 days later. These warrants enable the holder to purchase shares of our common stock at $0.20 per share and expire in January 2010. In addition, each chair of our board committee, Messrs. Wallace, Appel and Scherr are entitled to receive 10,000 additional warrants to purchase shares of our common stock at $0.20 per share. Of these, 5,000 have vested to each individual, another 2,500 vest on February 6, 2005 and the remaining 2,500 vest 90 days later. These warrants expire five years from the vesting date.

In February 2005, Dr. Reed gifted away 150,000 of his warrants to purchase shares of our common stock at $0.10 per share. That transaction was given effect after it was approved by our Board of Directors in March 2005.The options were gifted to a related party of Dr. Reed and are subject to the rules promulgated in our insider trading policy.

DIVIDEND POLICY. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors.

The holders of common stock are entitled to receive dividends from funds legally available for such purpose, when, and if declared, on such conditions, and at such times, as the board of directors may designate. It is our current policy to retain earnings in order to finance the growth, development and expansion of our business. Future dividend policy is subject to the discretion of our board of directors and will depend on many factors, including our future earnings, capital requirements and financial condition.

PREFERRED STOCK. Our Articles of Incorporation authorize the issuance preferred stock, but none is issued or outstanding as of April ___, 2005.

9% $1,000 CUMULATIVE CONVERTIBLE DEBENTURES. We have 200,000 shares of 9% $1,000 Cumulative Convertible Debentures ("Debentures") outstanding, which are general unsecured obligations. These Debentures were issued by us during the years ended December 31, 2003 and 2002. These 5-year 9% convertible Debentures amount to $200,000, and are due January 1, 2007. Interest on these Debentures is due semi-annually on June 1 and December 1 of each year, commencing June 1, 2003 until fully paid. These Debentures are convertible at the rate of $10 per share of our common stock. As part of our plan of reorganization, these Debentures have an amended maturity to June 15, 2008.

The payment of the principal of, premium, if any, and interest on these Debentures is subordinated in right of payment to our other Indebtedness (as defined). However as a result of the litigation and reorganization plan described above, essentially all our debt was rolled in to one lump sum in the amount of $26,275,709. That amount is collateralized by advances to law firms and plaintiffs (Settlement Agreements) on the books up to and not after February 26, 2004. Other than this collateral, that debt is non-recourse. Separate and distinct from this debt is a Contingent Note in the amount of $1,590,000. This note will become effective on the later of October 31, 2006 or the date when Settlement Agreements referred to above no longer are sufficient to at least pay that amount of $1,590,000.

INTEREST OF NAMED EXPERTS AND COUNSEL
-------------------------------------

No "expert" or our "counsel" was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of ours, at any time prior to the filing of this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article Six of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
     o for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, WE HAVE BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ORGANIZATION WITHIN LAST FIVE YEARS
------------------------------------

OUR BACKGROUND. We were incorporated in Nevada on July 11, 1996 as RP Entertainment, Inc., and changed our name to LitFunding Corp. when we acquired all of the common stock of our wholly-owned subsidiary, California LitFunding, a privately held California corporation, through the consummation of a reverse merger on February 25, 2003. We are the public holding company of our operational subsidiary, and have limited assets, no payroll, and no operations; however, California LitFunding serves as our primary operating entity, owning substantially all of our operating assets, employing all our personnel, and paying the obligations of both corporations.

California LitFunding is the successor-in-interest by reverse merger to our operating predecessor in the corporate structure that now exists. In 2000, our management formed LitFunding Corp., a California corporation, which began investing in litigation recoveries in 2000. We also are the majority owners of a dormant Nevada corporation named E.Evolution Expeditions formed on February 25, 2000 and have begun conducting some operations through our wholly-owned subsidiary, LitFunding USA, a Nevada corporation formed on March 22, 2004. LitFunding USA, a Nevada corporation will conduct our primary operations from 2005. LitFunding USA has in turn formed and become the managing member of four wholly-owned Nevada Limited Liability Companies, LFC 100 LLC, LFC 101 LLC, LFC 102 LLC, LFC 103, and LLC 104, whose purpose is investing in litigation recoveries by advancing capital to various law firms.

DESCRIPTION OF BUSINESS
------------------------

OUR BUSINESS. California Litfunding, our wholly-owned operational subsidiary, which we acquired by reverse merger in 2003, began investing in litigation recoveries in 2000. We are in the business of providing funding to qualifying plaintiffs and plaintiffs' attorneys for the payment of costs and expenses of litigation, principally in the areas of personal injury, medical malpractice, product liability, toxic torts and employment. These costs generally include costs such as court filing fees, expert witnesses, private investigators (i.e. if the litigant is injured or otherwise incapacitated and unable to work) and other expenses of a law office in filing and maintaining a civil lawsuit. We do not provide funding for criminal or administrative proceedings. We generate revenues by raising capital and advancing this capital to various law firms pursuant to various settlement agreements. These settlement agreements provide that the funds advanced shall be repaid to us, along with a fee, when the lawsuits referenced in the agreement ultimately settle. The exact amount of the fee payable on the funds advanced depends upon the length of time the fund are outstanding, up to a fixed limit. Pursuant to the terms of these settlement agreements, our contractual right to payment is limited to the funds ultimately paid to the law firm from the specified lawsuit, or lawsuits, in which the funds are invested or expended.


We believe that litigants may need our services for many reasons including:

     o Many litigants simply do not have the financial means required to present and maintain their cases effectively through all the necessary stages of litigation;
     o The defendant or entity is often a corporation, represented by an insurance company with experienced counsel and greater financial and other resources to defend against a claim;

     o Plaintiffs' attorneys frequently do not have the financial means, or simply do not want to advance the money, necessary to pay the costs and expenses of litigating certain types of civil actions.
     o Personal injury cases seek monetary recovery for medical costs, loss of life or use of limbs, and emotional damages, all of which necessitate "expert" testimony to establish and enhance the amount of the recovery; such expert testimony is often prohibitively expensive to many plaintiffs or their counsel;
     o Depending on the circumstances of the particular case, expert witnesses may be involved in a "typical" case in terms of complexities of the issues to be proven; and even more if the case involves multiple parties, more complex issues and/or larger damage claims. For example, in a construction defect case, expert witnesses are engaged to provide opinion testimony on a range of issues from the nature of the alleged defect, whether the damage was caused by defective materials, design or construction (or a combination thereof), the effect it has on the value of the construction project as a whole and the losses sustained by the plaintiff as a result of the delays, costs and other factors related to the problems created by the construction defect.

Our management believes that the market for litigation assistance funding is substantial, especially in larger states such as California where cases regularly overload crowded county court dockets. However, we often turn downs cases not only because they are not meritorious, but also because we lack the resources to fund all of them. In management's judgment, additional funding will allow us to grow at a more desirable rate.

UNDERWRITING SERVICES. We find cases to "invest in" through an expanding network of law firms, attorneys and referrals. We currently have contracts with clients in Arizona, California (with an emphasis in Los Angeles, Orange, Ventura and San Diego counties), Florida, Hawaii, Georgia, Illinois, Indiana, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Hampshire, New Jersey, Oregon, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Washington, West Virginia, Wisconsin and the Virgin Islands.

Until recently, we utilized personnel on an "independent contractor" basis to assist in locating new cases. Now we have entered into "vendor" relationships with such persons and companies, eliminating the representative capacity of those identifying potential cases for us. "Vendors" are required to adhere to our policy to remain qualified to submit cases to us for consideration and selection. We retain sole discretion in the selection criteria and procedure. Vendors are paid between 5% and 6% of the funds that we place.

Our internal guidelines limit non-recourse investment in any given case can be no more than 7% of what our retained legal experts estimate to be the value of the case to us. We enter into contracts with the attorney or law firm representing the litigant and, upon request of the attorney, directly with the litigant. In exchange for our financial support, we receive a contingent contractual interest secured by a security interest in the monetary settlement or judgment in the lawsuit. If a case is lost or abandoned, we receive nothing in exchange for our investment. We are not a law firm and take no role in the filing or handling of the litigation. However, if the case is settled or a judgment is obtained against the defendant, we are paid according to the formula in the contract. Generally, we receive a return of our investment, plus a 45% return on the funds we provide for every 90 days the principal is outstanding. This return is "capped" at 270% of the amount advanced. Excluding cases that are lost and do not pay any return, our statistics show that we receive a return of our investments and fees on cases we invest within an average of 12 to 36 months from our investment. We intend to shorten this cycle by advancing on cases that are much closer to resolution.

When our management judges the business climate to be appropriate, we anticipate that we may apply for the necessary permits and licenses that will allow us to become a full-recourse lender. Loans made under this program will be fully collateralized by the attorney firm's portfolio of cases and real and personal property of the firm's partners. These loans will be unlike our current non-recourse programs which are advances and not loans, proposed interest rates may range between 30% and 38% per annum and the loan is fully repayable whether the underlying case is lost or won. Interest payments may be made either monthly or quarterly.

Since our predecessor entity commenced business in November of 2000, up through December 2004, we have provided funds in approximately 1,000 instances. The cumulative total of funds provided is approximately $18 million. We have collected more than $9.5 million in principal and fees, lost approximately $2 million of principal, and have open and unresolved cases totaling approximately $11.2 million. We estimate that the principal and fees expected on the open and unresolved cases are between $25 and $30 million.

CASE SELECTION AND ADMINISTRATION. We believe that selection of cases is the essential ingredient of our business. We contract only with attorneys and law firms that, in our assessment, have the experience and acumen to represent their clients zealously and competently. Ninety to ninety-five percent of the cases in which we have invested to date are being handled by attorneys with whom we have previously contracted business, or who are referrals from existing attorney clients.

FUNDING OUR UNDERWRITING SERVICES. Pursuant to the Settlement Agreement entered into by and between us and the IEP petitioning creditors, each and every claim held by the IEP petitioning creditors has been fixed in the Plan. The totality of all claims held by the IEP petitioning creditors has been incorporated into the Plan Note. The Plan Note has an opening balance of $26,275,709.00 as of May 1, 2004. Except as set forth in the Plan of Reorganization, the Debtors are not responsible for payment of the indebtedness and the creditors can only look to the specific collateral granted in the note for repayment of the note. Collateral does not extend to any Settlement Agreements entered into after February 26, 2004.

As disclosed in prior SEC filings, we have received two letters of intent in the amount of $5,000,000. Those funds will be used to restart the business stalled by the bankruptcy litigation discussed above. As of December 30, 2004 $550,000 has been drawn from these facilities, all of which has been advanced to plaintiffs' attorneys. We are actively seeking new sources of capital. We have not drawn on a further letter of intent itself in the amount of $5,000,000 previously disclosed in prior SEC filings.

INTELLECTUAL PROPERTY. We use the trade names of LitFunding, California LitFunding, LitFunding USA and CA Funding. Other than an expertise in assessing underwriting risks, our proprietary database and experience of success with various lawyers and law firms, our business is not dependant upon proprietary information.

OUR INDUSTRY. Our goal is to provide funding for plaintiffs and the law firms representing increasing their chances of bringing a case to a favorable outcome. In return for a percentage of the settlement or eventual judgment, we arrange for such plaintiffs' attorneys to fund the conduct of such litigation. Unlike attorneys who bill hourly for their legal services, plaintiffs' attorneys in personal injury litigation and in similar types of cases work on a contingency basis and routinely fund the cost of litigation themselves. For example, expert witnesses are essential to the successful litigation of a personal injury case, and can cost several thousand dollars per expert per case. Accordingly, a plaintiff attorney's ability to maximize the value of a case is based in part on their ability to fund the case. In addition, plaintiff attorneys are often obligated to provide funds to their clients for living and other expenses while awaiting settlement. In order to satisfy their clients' needs, they may be forced to settle a client's claim at a lesser amount, advance their own funds to clients without the lawful ability to charge interest, or risk losing clients to other attorneys who will advance funds.

COMPETITION. There are many companies located throughout the United States that provide litigation funding. Other than an expertise in assessing underwriting risks, our proprietary database and experience of success with various lawyers and law firms, we believe that our business model does not depend upon proprietary information. Accordingly, we believe that there are no substantial barriers to competitors entering the market. While we acknowledge that we may not be able to compete successfully against future competitors with greater financial resources or access to potential business. Additionally, it is possible that competition may drive down the return on our advances to plaintiffs and that may negatively impact the viability of our business model.

We have identified a significant number of entities nationwide operating within our current and potential marketplace. These companies, include, but certainly are not limited to, Resolution Settlement Corporation, located in Las Vegas, Nevada (website www.resolutionsettlement.com). The Attorney Store.com (www.attorneystore.com) has a list of at least 10 companies in the United States providing litigation funding. Plaintiff Support Services, located in Getzville, New York, has a website at www.plaintiffsupport.com and takes requests for litigation funding. The application is contained on their website, which we believe is typical of many litigation funding company websites. Advocate Capital, Inc. is located in Dallas, Texas, Nashville, Tennessee and Cleveland, Ohio (according to their website www.advocatecapital.com). Interim Settlement Funding Corp, based in Hudson, Ohio, describes itself as a funding company-making contingent advances to individuals with pending personal injury cases. See www.interimsettlement.com. HSAC Funding, in Reno, Nevada, has a website at www.hsacfunding.com. Case Funding Network says on its website that it provides individuals and businesses non-recourse, advances for litigants (www.casefunding.com). National Lawsuit Funding, located in Elkins Park, Pennsylvania, says it provides advances for commercial lawsuits. See www.nationallawsuitfunding.com. Lawsuit Funding, LLC, has a website at www.lawsuitfinancial.com. In addition, Law Finances, Inc., located in San Francisco, California, to the best of our knowledge, is a California company that has provided funds to litigants.

To our knowledge, only one of our competitors, Case Financial Inc., of Encino, California, is publicly reporting on the Edgar system with the Securities and Exchange Commission. Case Financial, Inc.'s filings are available on the EDGAR portion of the Securities and Exchange Commission website, www.sec.gov.

Given the lack of discoverable information about our competitors, we do not know how our method of operations and results compare to others in the industry. However, given the nature of the business opportunity presented within our industry, and management's belief that the market, though unquantifiable, is very large, there is always the possibility that new competitors with greater resources will commence operations and compete directly with us in such a manner as to harm our operational results and future prospects and reduce our ability to generate revenues.

MARKETING STRATEGY. We have a full time dedicated sales staff that is responsible for developing and maintaining relationships with our personal injury attorneys and law firm clients. The sales team directly markets our products to attorneys representing plaintiffs in the types of cases that fit our underwriting criteria. At this time, we have several relationships with plaintiff attorneys which serve as a referral base for new and increasing repeat business.

GROWTH STRATEGY. Since relocating to Nevada, our objective is to become the pre-eminent institutional source of non-recourse pre-settlement litigation funds across the country. To achieve this objective, the key elements of our strategy are as follows:

     o Build awareness of our products and services in the nationwide personal injury litigation market.
     o    Develop new products and services.
     o    Improve risk and portfolio management tools and guidelines.
     o    Improve our information technology infrastructure.
     o Find new non-recourse lending opportunities within the litigation market in segments other than personal injury litigation.
     o Find new short term recourse lending opportunities within national litigation market.
     o Find new opportunities for our lending business in personal injury and other litigation markets outside of California.

In order to be successful we must continue to build awareness in the nationwide legal marketplace about our products and services, as well as increase both the number of clients we service and the amounts we fund or guaranty.

The development of new products and services is a critical element of the plan to grow our business. Our focus is to deliver new products which better meet our customers' needs for reduced pricing. At the same time, our product development efforts are directed towards reducing the overall investment risk in our business, and thereby increasing our portfolio returns on investment and profit margins.

GOVERNMENT REGULATION. We intend to conduct our business in compliance with any applicable regulations, and are subject to general state and federal laws governing the conduct of businesses in general. In regard to our specific line of business, we are unaware of any state or federal regulations concerning non-recourse advances in any of the states in which we currently do business, or intend to do business in the foreseeable future. In the event that our activities are deemed to be loans, or in the event that we decide we extend loans as defined by state law, we intend to comply with any and all applicable finance and lending regulations. Each state has laws and regulations governing the business of lending money that differ from state to state. Therefore, prior to offering or expanding our lending services into a new jurisdiction we must conduct an extensive review of that state's regulatory framework to ensure compliance with the applicable regulations.

RESEARCH AND DEVELOPMENT. We are not currently conducting any research or development activities. We do not anticipate conducting such activities in the near future.


FACILITIES. Our executive offices are located at 3700 Pecos McLeod Drive, Suite 100, Las Vegas, Nevada 89121 and our telephone number is (877) 548-3863 and our web-site is www.LitFundingUSA.com.

PROPERTIES. The following table sets forth information regarding our facilities:


Location                  Size                             Function
--------                  ----                             --------
^
Las Vegas, Nevada         Approximately 5,000 sq ft.       New Corporate Offices

We rescinded our long-term property lease as allowed in Chapter 11 bankruptcy proceedings of the Federal Bankruptcy code and moved our offices to Las Vegas, Nevada in October of 2004 where we occupied space on a month-to-month lease through the end of February 2005. That lease was provided by an affiliate of Mr. Stanley Weiner, current member of the Board of Directors. On March 1, 2005, we executed a 3-year lease for 5,000 sq ft from an unrelated third party. ^ We do not own any real estate.

EMPLOYEES. As of April 11, 2005, we have 11 employees. None of our employees is represented by a labor union. We believe that relations with our employees are good. Dr. Morton Reed, Chief Executive Officer and President, Mr. Stanley Weiner, Vice President of Finance, and David Cohen, Chief Financial Officer and Mr. Bob Amira, Executive Vice President, form the nucleus of our key management team. We hope to begin recruiting new in-house counsel, collection specialists and financial personnel after the effective date of the reorganization plan. In the interim, we will rely on outside professionals for assistance in matters where there is no in-house expertise.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FROM INCEPTION TO DECEMBER 31, 2004

THIS FOLLOWING INFORMATION SPECIFIES CERTAIN FORWARD-LOOKING STATEMENTS OF MANAGEMENT OF THE COMPANY. FORWARD-LOOKING STATEMENTS ARE STATEMENTS THAT ESTIMATE THE HAPPENING OF FUTURE EVENTS ARE NOT BASED ON HISTORICAL FACT. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY", "SHALL", "COULD", "EXPECT", "ESTIMATE", "ANTICIPATE", "PREDICT", "PROBABLE", "POSSIBLE", "SHOULD", "CONTINUE", OR SIMILAR TERMS, VARIATIONS OF THOSE TERMS OR THE NEGATIVE OF THOSE TERMS. THE FORWARD-LOOKING STATEMENTS SPECIFIED IN THE FOLLOWING INFORMATION HAVE BEEN COMPILED BY OUR MANAGEMENT ON THE BASIS OF ASSUMPTIONS MADE BY MANAGEMENT AND CONSIDERED BY MANAGEMENT TO BE REASONABLE. OUR FUTURE OPERATING RESULTS, HOWEVER, ARE IMPOSSIBLE TO PREDICT AND NO REPRESENTATION, GUARANTY, OR WARRANTY IS TO BE INFERRED FROM THOSE FORWARD-LOOKING STATEMENTS.

The assumptions used for purposes of the forward-looking statements specified in the following information represents estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

CRITICAL ACCOUNTING POLICY AND ESTIMATES.

Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily allowance for doubtful accounts receivables, accruals for other costs, and the classification of net operating loss and tax credit carry forwards between current and long-term assets. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.


OVERVIEW

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.


LitFunding Corp. ("The Company") was incorporated in the state of Nevada. We serve as a holding company for our wholly owned subsidiaries, California LitFunding and LitFunding USA ("The Companies"), both incorporated in the State of Nevada. California LitFunding was the entity that conducted substantially all operations during 2004, and owned substantially all of the operating assets, employed all the personnel, and paid the obligations of all the corporations. LitFunding USA began assuming some operations in the last quarter of 2004 and in 2005 assumed responsibility for substantially all the operations of all the corporations.


California LitFunding is the successor-in-interest by merger to the "original" company in the three primary entity corporate structure that now exists. It has been in the business of investing in litigation recoveries since 2000. In summary, California Litfunding raised capital and advanced this capital to various law firms pursuant to "Settlement Agreements". LitFunding USA resumed this business subsequent to June 17th, 2004, after the United States Bankruptcy Court entered an order confirming the LitFunding Corp. and California LitFunding joint plans of reorganization. LitFunding USA pursues this business by itself and through several wholly owned limited liability companies ("LLC's"). Settlement Agreements provide that the funds advanced shall be repaid to the Companies, plus a fee, when the lawsuits referenced in the agreement ultimately settle. The exact amount of the fee payable on the funds advanced depends upon the length of time the funds are outstanding, up to a fixed limit. Pursuant to the terms of the Settlement Agreements, the Companies' contractual right to payment is limited to the funds ultimately paid to the law firm from the specified lawsuit, or lawsuits, in which the funds are invested or expended.

On January 23, 2003, we completed a merger with LitFunding Corp., a privately held California corporation, through a newly formed entity, RP Acquisition Corp., a Nevada corporation, as a wholly owned subsidiary of RP Entertainment. We acquired our operations and assets from that privately held entity. On February 25, 2003, we entered into an Agreement of Merger with California LitFunding, formerly LitFunding Corp. (LFC) a California corporation. LFC became a subsidiary when the Articles of Merger between RP Acquisition Corp., our wholly owned subsidiary that was formed to facilitate the merger, and LFC were filed with the Nevada Secretary of State. Pursuant to the Merger Agreement, 7,592,250 shares of common stock were to be issued to the LFC shareholders in exchange for all the issued and outstanding shares of LFC common stock. LitFunding Corp., a California corporation changed its name to California LitFunding on May 30, 2003. RP Entertainment had no material operations, assets or liabilities prior to the merger.

As a result of the merger transaction, the former California LitFunding stockholders obtained control of our voting stock. For financial accounting purposes, the acquisition was a reverse acquisition by California LitFunding, under the purchase method of accounting, and was treated as a recapitalization with California LitFunding as the acquirer. Accordingly, the historical financial statements have been restated after giving effect to our January 23, 2003 acquisition. The financial statements have been prepared to give retroactive effect to January 1, 2002, of the reverse acquisition completed on January 23, 2003, and represent the operations of California LitFunding. Consistent with reverse acquisition accounting: (i) all of California LitFunding's assets, liabilities, and accumulated deficit, are reflected at their combined historical cost (as the accounting acquirer) and (ii) our preexisting outstanding shares (the accounting acquiree) are reflected at their net asset value as if issued on January 23, 2003.

We continue to own 80% of all of the shares in a Nevada corporation named Silver Dollar Productions (formerly: E.Evolution Expeditions) formed on February 25, 2000. We are in the process of preparing to spin this entity out to our current shareholders.

RESULTS OF OPERATIONS:


(material omitted)

The results of operations of the Companies for the year ended December 31, 2004 consisted of primarily the operations of LitFunding Corp (LF) and its 100% owned subsidiaries California LitFunding (CLF), LitFunding USA (LUSA) and its wholly owned limited liability companies, LFC 100 LLC, LFC 101 LLC, LFC 102 LLC, LFC 103 LLC and LFC 104 LLC. The results of operations for the year ended December 31, 2003 consisted almost entirely of the operations of CLF.

REVENUES AND COST OF REVENUES: We reported revenues of $1,878,685 and $1,535,613 during the year ended December 31, 2004 and 2003, respectively. The slight increase in revenue in the year ended December 31, 2004 over a similar period in the prior year was primarily due to the confirmation of the plan of reorganization in June 2004 which allowed us to vigorously pursue and collect on monies owed to us from previously recalcitrant clients that sought to take advantage of the petition for involuntary bankruptcy and the subsequent chapter 11 filings.

General and administrative expenses were $2,424,055 and $3,425,009 during the year ended December 31, 2004 and 2003, respectively. Although the general and administrative expenses were lower in 2004 over 2003, they are clearly higher than anticipated for the modest level of business conducted or allowed by the overwhelming bankruptcy litigation and include legal and other costs of defense that were incurred beyond those costs of professionals actively defending us in the United States Bankruptcy Court. Our reserve for unsuccessful resolution of lawsuits and related accounts receivable (on settled cases) went down to $41,750 in the year ended December 31, 2004 as compared to $1,267,824 in the year ended December 31, 2003. This decrease reflects the transfer of the contract pool to the IEP claimants as allowed for in the plan of reorganization and described in item 3 above. The allowance in 2004 is reflective of an allowance made for the cases funded after the court confirmation of the plan of reorganization. Loss from operations was $615,421 and $4,105,923 during the year ended December 31, 2004 and 2003, respectively. The decrease in losses would have been larger had we not had to incur legal and related expenses relating to of the involuntary bankruptcy petition April 2nd, 2003 and subsequent litigation.

Interest expense of $24,852 for the year ended December 31, 2004 and $4,056,467 for the year ended December 31, 2003 is not comparable. In 2003 the expense was primarily related to those assets and related liabilities central to the filing of the involuntary bankruptcy petition against us on April 2nd 2003 and subsequent related litigation. The interest expense in 2004 reflects normal operational activities on debt incurred in the normal day-to-day activities of the business. In prior years, the accrual of these expenses had significantly affected the net loss for the years ended December 31, 2003 and 2002.

On June 17th, 2004 the United States Bankruptcy court confirmed the plan of reorganization. The totality of all claims held by the petitioners were incorporated into a plan note that had an opening balance of $ 26,111,763 on May 1, 2004. On December 16th, 2004 we reached agreement with the IEP claimants to transfer to them the entire portfolio of cases that were central to the involuntary petition for bankruptcy and accordingly the economic reality was to recognize that because there was no recourse to us, the attendant debt would removed from the December 31, 2004 balance sheet to avoid distorting and presenting misleading Financial Statements. This is fully discussed in the attached financial statements for the year ended December 31, 2004.

Net income for the year ended December 31, 2004 was $13,205,781 as compared to a loss of $8,197,244 the year ended December 31, 2003. This difference is directly related to the extraordinary gain realized on the transfer of the contract pool central to the involuntary petition for bankruptcy to the IEP claimants as allowed for in the plan of reorganization.

The basic and diluted net income (losses) per share were $(0.09) and $(0.84) before the extraordinary gain and $1.33 and $0.00 during the year ended December 31, 2004 and 2003, respectively.

LIQUIDITY AND CAPITAL RESOURCES: Our principal capital requirements during the year 2005 are to fund the internal operations and restart of the business subsequent to the confirmation of the reorganization plan in 2004. We plan to raise necessary funds by selling our own common shares or through the sale of interest bearing debentures to selected investors or a combination of these. With a view to accomplishing these objectives, we filed an SB-2 registration statement on December 30, 2004 registering 4,000,000 shares. The Securities Exchange Commission declared that registration statement effective in January 2005. On February 11, 2005, we filed an additional SB-2 registration statement to register approximately 22,000,000 shares pursuant to a $10,000,000 equity line of credit with Dutchess Private Equities Fund L.P., that we entered into in December 2004. After due consideration, we have decided to withdraw that registration statement effective April 11, 2005. We will however maintain a good working relationship with Dutchess Private Equities Fund L.P.

The Companies will also consider establishing relationships with selected business partners whose contributions include necessary cash.

As shown in the accompanying financial statements, we recognized income of $13,205,781 for the year ended December 31, 2004 as compared to a net loss of $8,197,244 for the same period in 2003. The income was primarily as a result of recognizing an extraordinary gain as described above. Additionally, in accordance with GAAP, our total liabilities exceeded our total assets by $1,602,745 at December 31, 2004. It should be noted that we have transferred back to the IEP claimants those assets and its attendant non recourse debt allowing us to focus and push ahead with new business. The contingent recourse note that would have come into effect in 2005 in the amount of $1,560,000 has been forgiven as another result of the transfer. Our new portfolio of business as of March 16, 2005 had principal advances outstanding from attorneys in the amount of $685,000 and we feel confident that should those cases resolve immediately and allow us to recognize the fees then earned, the related fees when calculated, would allow us to recognize revenues of $335,375. We have already realized $211,250 in fees and principal returned to us since we restarted the business and began funding advances in late August 2004.

OPERATING ACTIVITIES: During the year ended December 31, 2004, net cash used in operating activities increased to $685,578 compared to net cash used in operating activities of $403,896 during the same period in 2003. The increase in net cash used from operating activities resulted primarily from the increased cost of defense and related legal costs incurred in 2004 when court activity and negotiations over and completion of the plan of reorganization was being conducted.

INVESTING ACTIVITIES: Net cash used in investing activities during the year ended December 31, 2004 was $12,248 as compared to $35,579 for the same period in 2002.

FINANCING ACTIVITIES: Net cash provided by financing activities during the year ended December 31, 2004 was $987,672 as compared to cash provided by the financing activities of $216,436 during the same period in 2003. The increase was a direct result of us being able to start attracting new sources of capital now that the bankruptcy litigation had ceased.


As a result of the above activities, we experienced a net increase in cash of $289,846 for the year ended December 31, 2004 as compared to a net decrease of $223,039 in the year ended December 31, 2003.

We do not have any material capital expenditure commitments as of December 31, 2004.

We fully expect that we will be able to meet our contractual commitments under the plan of reorganization. Additionally, we continue to actively work on attracting new sources of capital to restart the business and expect that we will be able to finalize some of these arrangements later in 2005.

FACTORS THAT MAY AFFECT FUTURE RESULTS:
---------------------------------------
Our cash flow depends on a lengthy collection cycle and factors beyond our control that may require us to obtain interim financing.

Our procedures and underwriting process have been changed to try and lessen our risk and to shorten our collection cycle. Nevertheless, our collection cycle on advances made will remain lengthy compared to other similar industries. We believe that cases we advance funds to attorneys on may take between 3 months and 18 months to reach resolution. Larger cases may take longer to reach resolution. Once we advance the money, the collection cycle is out of our control and this may force us to seek other sources of capital to fund our overhead expenses. There can be no assurance that in such an event we could find such financing or that, if we could, the financing would be available on satisfactory terms.

WE HAVE A LIMITED OPERATING HISTORY AND LACK OF PROFITABILITY:
--------------------------------------------------------------

We still have a limited operating history having begun business in 2000 and spent almost a full year in litigation defending ourselves from a petition for involuntary bankruptcy. During that time, the we have incurred losses in every quarter since inception except for the extraordinary gain realized in December, 2004 and we remain subject to the risks and uncertainties usually encountered by early stage companies.

In the past, we attracted large well known firms of attorneys as clients. We believe that it will be possible to once again attract large firms of this caliber even after the enormously negative and unwarranted reputation achieved during the bankruptcy litigation. We have met with some successes in this regard. We have not yet experienced an intolerable inability to attract the talent that we need . However risks remain that we will not attract, train or integrate into the business organization qualified personnel. Additionally, it is fair to expect that fluctuations in operating results may be significant as we develop and test new business practices. There is also the risk that we will fail to properly manage growth and expansion, if and when it occurs.

THE COMPANIES' ABILITY TO EXPAND IS LIMITED BY JURISDICTIONAL LIMITATIONS:
--------------------------------------------------------------------------

Not all states allow advances to plaintiffs' attorneys and plaintiffs. Some jurisdictions do not allow maintaining, supporting, promoting or assisting another person, with money or otherwise, to prosecute a lawsuit. We are of the firm opinion that there is more than enough business to pursue in those states that do allow these advances but also acknowledges that at some indeterminate time in the future, an inability to expand beyond such jurisdictions may negatively impact our business, prospects and results of operations.

OUR COMMON STOCK IS LISTED ON THE OVER-THE COUNTER (OTC) BULLETIN BOARD WHICH MAY MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO SELL THEIR SHARES AND MAY CAUSE THE MARKET PRICE OF COMPANY COMMON STOCK TO DECREASE:
----------------------------------------------------------------------------

Our common stock is listed on the OTC Bulletin Board. Factors that may affect potential liquidity include limited coverage by security analysts and the news media. This may negatively affect the prices for our shares of common stock. The filings of the involuntary bankruptcy petition against us on April 2nd, 2003 and subsequent litigation and filings of voluntary chapter 11's for both ourselves and our operating subsidiary, California LitFunding did have a materially negative effect on the price of our stock and for all intents and purposes that stock had no value for all of 2003 and most of 2004.. We believe that the successful resolution of the litigation has given us an opportunity to rebuild value in the stock.

OUR STOCK PRICE MAY BE VOLATILE AND AN INVESTMENT IN SUCH COMMON STOCK COULD SUFFER A DECLINE IN VALUE:
----------------------------------------------------------------------------

The market price of our common stock may fluctuate significantly and violently in response to a number of factors, some of which are beyond our control. These factors include:

     o    government regulatory action affecting the Companies services or
     o    competitors' services;
     o    actual or anticipated fluctuations in operating results;
     o    the loss of key management or other personnel;
     o    the loss of major customers;
     o    the outcome of any future litigation; and
     o broad market fluctuations; and economic conditions in the United States or abroad.

OUR PLAN OF OPERATION FOR THE NEXT TWELVE MONTHS
------------------------------------------------

To effectuate our business plan during the next twelve months, we must continue to aggressively market of our services and increase our litigation funding offerings. Demand for financing continues to remain strong and we have a backlog of requests for advances that we hope to satisfy as soon as we have secured new capital or financing. On August 5, 2004 and September 29, 2004 we received separate non-binding letters of intent for new financing totaling $5,000,000. Moreover, on January 14, 2005, we entered into an agreement with Dutchess to provide up to $10,000,000 under the terms of an equity line of credit as described in previous previous filings; as described below, we have decided to terminate this agreement.


We are aggressively pursuing other funding opportunities that have been presented to management. Additionally, we may start marketing of a new full recourse loan product in 2005. That product, which we anticipate will eventually become approximately 5% of our core business, will limit our exposure to losses, allow for earlier recognition of revenue and at the same time answer the demand in the legal community for more traditional borrowing facilities that carry a reduced interest rate. We intend to expand our geographic market penetration and will explore opportunities to acquire assets or other companies in this industry.

We have cash of approximately $342,000 as of December 31, 2004. In the opinion of management, available funds will not satisfy our working capital requirements for the next twelve months. Nevertheless, we believe our reorganization plan does provide for sufficient revenue to sustain operations. Our forecast for the period for which our financial resources will be adequate to support our operations involves significant risks and uncertainties and actual results could fail as a result of a number of factors. We estimate that we will require a minimum of approximately $3,000,000 in financing to actively pursue our intended strategy over the next 12 months. We are actively seeking various financing alternatives for our operational needs and the development of our infrastructure, marketing and overhead. In this regard, we concluded an Equity Line of Credit with Dutchess Private Equities Fund L.P., in December 2004 whereby we could "put" to them up to $10,000,000 in our common stock, over a three year period of time, for cash. We have reconsidered this contract and have terminated this contract and withdrawn the registration statement applicable to it affective April 11, 2005. We will however maintain a good working relationship with Dutchess Private Equities Fund L.P.

We continue to explore additional equity and debt financings, and may attempt to secure other loans from lending institutions or other sources. There is no guarantee that we will be able to raise additional funds through offerings or other sources. If we are unable to raise funds, our ability to continue with operations will be materially hindered.

There is no guarantee that we will put any stock to Dutchess. In the event we do not put any stock to Dutchess, we will not receive funding from Dutchess which may force us to seek alternate sources of funding. Therefore, we continue to explore additional equity and debt financings, and may attempt to secure other loans from lending institutions or other sources. There is no guarantee that we will be able to raise additional funds through offerings or other sources. If we are unable to raise funds, our ability to continue with operations will be materially hindered.

We do not anticipate that we will purchase or sell any significant equipment in the next twelve months. However, we recently entered into a medium term lease in Las Vegas, Nevada as described herein. That lease is for $5,000 per month beginning March 2005; after one year, the monthly rate will increase to $6,000 per month, and after the second year, to $6,180 per month. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

GOING CONCERN. The accompanying consolidated financial statements have been prepared in conformity with in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation as a going concern. Although we earned income of $13,205,781 due to extraordinary gain and had net revenue of $1,878,685, we incurred a net loss from operations of $737,936 for the year ended December 30, 2004; we had a stockholder deficit of $1,602,745. In addition, as of December 31, 2004, we have not developed a substantial source of revenue that allows us to operate profitably. These conditions raise substantial doubt as to our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

We are currently attempting to raise additional debt and equity financing for operating purposes. We require substantial capital to pursue our operating strategy. Until we can generate revenues sufficient to fund working capital needs, we will be dependent upon external sources of financing. There can be no assurances that sufficient financing will be available on terms acceptable to us, or at all. If we are unable to obtain such financing, we will be forced to scale back operations, which could have an adverse effect on our financial condition and results of operations.

OFF-BALANCE SHEET ARRANGEMENTS. There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

DESCRIPTION OF PROPERTY

PROPERTY HELD. As of the date specified in the following table, we held the following property:

============================== ========================= ====================
PROPERTY                          DECEMBER 31, 2004       DECEMBER 31, 2003
------------------------------ ------------------------- --------------------
Cash and Equivalents                   $341,522                $51,676
------------------------------ ------------------------- --------------------
Property and Equipment, net            $64,136                 $83,801
============================== ========================= ====================

OUR FACILITIES. Our executive, administrative and operating office is located at 3700 Pecos McLeod Drive, Suite 100, Las Vegas, Nevada 89121. We began leasing our current facilities on March 1, 2005. This space consists of 5,000 sq ft facilities leased for three years. The monthly cost of these new facilities will be $5,000 for the first year, $6,000 for the second year, and $6,180 for the third year. The three (3) year lease is with an unrelated party. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-----------------------------------------------

RELATED PARTY TRANSACTIONS. Morton Reed, in accordance with his employment agreement has use of a leased company car costing approximately $680 per month plus insurance and taxes. We also pay for Dr. Reed's health insurance and medication and his rented accommodation as he takes up residency in Las Vegas since our recent move of our corporate offices and operations to the State of Nevada. Additionally see annual compensation information above.

Dr. Reed voluntary stopped taking salary in mid 2003 to assist us in the financing of the ongoing litigation. He resumed taking a reduced salary in 2004 in the amount of $150,000 per annum. The difference between that amount and the $252,000 he is entitled to is accrued as a liability by us. We have not yet determined the specific terms for treating Dr. Reed's deferred compensation.


Dr. Reed also owns 32,500 options to purchase shares of our common stock for $1.00 each, which expire February 3, 2007; as approved by the bankruptcy court in 2004, Dr. Reed also was issued 450,000 options to purchase shares of our common stock for $0.10 each, which expire June 23, 2007. Dr. Reed exercised these options in March 2005 in exchange for accrued but unpaid salary. This transaction was approved by our Board of Directors. Dr. Reed also owns 200,000 warrants to purchase shares of our common stock at $0.10 per share, which expire December 22, 2006. In February 2005, Dr. Reed gifted 150,000 of those warrants to others. That transaction was approved by our Board of Directors in March 2005. The options were gifted to a related party of Dr. Reed and are subject to the rules promulgated in our insider trading policy. In December 2004, Dr. Reed also was granted 250,000 options to purchase shares of our common stock for $0.30 per share pursuant to our 2004 stock option plan. In January 2005, Dr. Reed was granted 500,000 options to purchase shares of our common stock at $0.53 per share. These options were issued pursuant to our 2004 stock option plan.

Mr. Weiner was granted 5,000 options to purchase shares of our common stock at $1.00 per share which expire on March 3, 2007. The options were gifted to a related party of Mr. Weiner and are subject to the rules promulgated in our insider trading policy. In February 2005, Mr. Weiner gifted these options to others. That transaction was approved by our Board of Directors in March 2005. As approved by the bankruptcy court in 2004, Mr. Weiner was granted 175,000 options to purchase shares of our common stock at $0.10 per share which expire June 23, 2007. In February 2005, Mr. Weiner gifted these options to others. That transaction was approved by our Board of Directors in March 2005. The options were gifted to a related party of Mr. Weiner and are subject to the rules promulgated in our insider trading policy. In December 2004, Mr. Weiner was granted 350,000 options to purchase shares of our common stock for $0.30 per share pursuant to our 2004 stock option plan.


Mr. Cohen also owns a total of 625,000 options to purchase shares of our common stock as follows: 25,000 options to purchase shares of our common stock at $0.001 which expire on June 2, 2007; 25,000 options to purchase shares of our common stock at $0.001 which expire on October 2, 2007; 25,000 options to purchase shares of our common stock at $0.001 which expire on January 2, 2008; 25,000 options to purchase shares of our common stock at $0.001 which expire on April 2, 2008; as approved by the bankruptcy court, Mr. Cohen was granted 175,000 options to purchase shares of our common stock at $0.10 which expire on June 23, 2007. In December 2004, Mr. Cohen was granted 350,000 options to purchase shares of our common stock for $0.30 per share pursuant to our 2004 stock option plan.

In 2004, the bankruptcy court also approved the issuance of shares of stock in lieu of salary to our current officers and directors as follows: in August 2004, Morton Reed received 125,015 shares of our unrestricted common stock, David Cohen received 1,188 unrestricted shares of our common stock, and Stanley Weiner received unrestricted 2,000 shares of our common stock.


In January 2005, we granted each of our directors, Dr. Reed and Messrs. Weiner, Wallace Appel and Scherr 37,500 warrants to purchase shares of our common stock at $0.20 per share. These warrants vest immediately and expire five years from the vesting date. Each director will also be granted 18,750 warrants to purchase shares of our common stock which vested on February 6, 2005 and an additional 18,750 vest 90 days later. These warrants enable each holder to purchase a total of 75,000 shares of our common stock at $0.20 per share and expire in January 2010. Mr. Weiner gifted his 75,000 warrants to others in February 2005. The options were gifted to a related party of Mr. Weiner and are subject to the rules promulgated in our insider trading policy. That transaction was approved by our Board of Directors in March 2005. In addition, each chair of our board committee, Messrs. Wallace, Appel and Scherr, are entitled to receive 10,000 additional warrants to purchase shares of our common stock at $0.20 per share. Of these, 5,000 have vested to each individual, another 2,500 vested on February 6, 2005 and the remaining 2,500 vest 90 days later. These warrants expire five years from the vesting date.

In March 2005, we granted Robert Amira, our Executive Vice President 10,000 shares of common stock and 10,000 options to purchase shares of our common stock at an exercise price of $0.97 per share.

From October 2004 to February 2005, we leased corporate office space from an affiliate of Mr. Stanley Weiner, current board member. The leased space was 6,600 sq ft at market rates. The 6,600 sq ft constitutes less than 25% of the total of 30,000 sq ft available for lease in that office building in Las Vegas with two other long term established tenants taking up the remaining leaseable space, therefore we believe that the overall financial viability of operating that building did not depend on our lease of space in that office building. Compensation our directors received during 2003 is listed below.


                                       Morton Reed             $2,000
                                       Stanley Weiner          $1,000
                                       J. Holt Smith*          $2,000
                                       Michael Marcelli*       $3,000

                                             *former directors

Our directors received cash compensation for their services as directors during 2004 as indicated below.

                                       Morton Reed            $2,500**
                                       Stanley Weiner         $2,500
                                       David Wallace          $2,500
                                       Howard Appel           $2,500
                                       Andrew Scherr          $2,500
**accrued but not paid

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

     o    disclosing such transactions in prospectuses where required;
     o disclosing in any and all filings with the Securities and Exchange Commission, where required;
     o    obtaining disinterested directors consent; and
     o    obtaining shareholder consent where required.

CONFLICTS RELATED TO OTHER BUSINESS ACTIVITIES. The persons serving as our non-independent or inside directors may have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities not related to but in addition to us. As a result, conflicts of interest between the activities of that person and our activities may occur from time to time; those directors have committed to recuse themselves from board decisions that may represent such conflict of interest.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that these officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages, or for other relief, if our officers and directors breach their fiduciary duty to us.

Our officers and directors may become subject to various conflicts of interest because of relationships with us and our Affiliates. The majority of members of our board of directors are independent and any conflicts that do arise will be resolved by the exercise of the judgment of those officers and directors consistent with their fiduciary responsibility to our shareholders and our objectives and policies.

INTEREST IN OTHER BUSINESSES. Our independent directors now serve and may in the future organize and serve as management of other businesses. These directors may have legal and financial obligations with respect to these other businesses, which are similar to their obligations owed to us. These directors may be compensated by other business entities for their activities related to those other business entities; such compensation may exceed that payable in connection with our operations. In the event that any such outside interests pose a potential conflict between our interests and operations, our directors have committed to recuse themselves from any board decisions that may be necessary in regard to those businesses.

ALLOCATION OF TIME. As a result of their possible future interests in other businesses and the fact that they have also engaged and will continue to engage in other business activities, our officers and directors will have conflicts of interests in allocating their time between us and other activities in which they are involved. We believe, however, that our officers and directors have sufficient time and resources to discharge fully and completely their responsibilities to our business, and to all businesses in which they are involved.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
---------------------------------------------------------

REPORTS TO SECURITY HOLDERS. We are a reporting company with the Securities and Exchange Commission, or SEC. The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

PRICES OF COMMON STOCK. We participate in the OTC Bulletin Board, an electronic quotation medium for securities traded outside of the Nasdaq Stock Market, and prices for our common stock are published on the OTC Bulletin Board under the trading symbol "LFDG". This market is extremely limited and the prices quoted are not a reliable indication of the value of our common stock.

Following is information about the range of high and low bid prices for our common stock for each fiscal quarter since our stock commenced trading. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


--------------------------------------------------------------------------------

  QUARTER ENDED               HIGH BID QUOTATION           LOW BID QUOTATION
--------------------------------------------------------------------------------
09/30/02*               $               .01           $              .01
--------------------------------------------------------------------------------
12/31/02*               $               .01           $              .01
--------------------------------------------------------------------------------
03/31/03 *              $               .02           $              .02
--------------------------------------------------------------------------------
06/30/03                $               .10           $              .10
--------------------------------------------------------------------------------
09/30/03                $               .01           $              .01
--------------------------------------------------------------------------------
12/31/03                $               .01           $              .01
--------------------------------------------------------------------------------
03/31/04 (3/22/04)      $               .54           $              .54
--------------------------------------------------------------------------------
06/30/04 (7/20/04)      $               .90           $              .90
--------------------------------------------------------------------------------
09/30/04                $               .54           $              .54
--------------------------------------------------------------------------------
12/31/04                $               .46           $              .46
--------------------------------------------------------------------------------

03/31/05                $               .80           $              .70

--------------------------------------------------------------------------------
* Quoted market price prices are for shares of our stock prior to the merger effective February 25, 2003.

As of April 11, 2005, there were 13,795,063 shares of common stock issued and outstanding and 50,000,000 shares authorized, and no shares of preferred stock issued and outstanding of the 10,000,000 shares authorized. We also have 5-year 9% convertible debentures outstanding amounting to $200,000, due January 1, 2007. The registered holders of the debentures have the right, after one year prior to maturity, to convert the principal at the original conversion price of $10 for one common share or at the adjusted conversion price. We also have 1,895,000 warrants and 2,442,500 options to purchase shares of our common stock outstanding as of April 11, 2005.

DIVIDENDS. We have not declared or paid any cash dividends on our common stock since our formation, and the board of directors currently intends to retain all of our earnings, if any, for our business. The declaration and payment of cash dividends will be at the discretion of the board of directors.

On November 2, 2004 we effected a stock dividend of one share for each ten shares of common stock held by stockholders of record as of the close of business on October 28, 2004. Fractional shares were rounded up. The dividend increased the total number of shares outstanding from approximately 9,812,447 to 11,467,333.

EQUITY COMPENSATION PLANS. We adopted the employee stock plan from RP Entertainment Inc., as referenced in the registration statement on Form S-8 filed on September 10, 2003. We also adopted a stock option plan in 2004 which was approved by our shareholders in August 2004.


------------------------------- -------------------------------- --------------------------------- --------------------------------
PLAN CATEGORY                     NUMBER OF SECURITIES TO BE     WEIGHTED-AVERAGE EXERCISE PRICE   NUMBER OF SECURITIES REMAINING
                                    ISSUED UPON EXERCISE OF          OF OUTSTANDING OPTIONS,        AVAILABLE FOR FUTURE ISSUANCE
                                 OUTSTANDING OPTIONS, WARRANTS        WARRANTS AND RIGHTS(B)          UNDER EQUITY COMPENSATION
                                        AND RIGHTS (A)                                                  (EXCLUDING SECURITIES
                                                                                                      REFLECTED IN COLUMN (A))
------------------------------- -------------------------------- --------------------------------- --------------------------------
Equity compensation plans                  1,500,000                          $0.30                           2,313,255
approved by security holders
------------------------------- -------------------------------- --------------------------------- --------------------------------
Equity compensation plans not              2,742,500                          $0.35                               0
approved by security holders
------------------------------- -------------------------------- --------------------------------- --------------------------------
Total                                      4,242,500                          $0.33                           2,313,255
------------------------------- -------------------------------- --------------------------------- --------------------------------

Penny stock regulation. Shares of our common stock will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o    a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

EXECUTIVE COMPENSATION
----------------------

The following table furnishes compensation information for the years ending December 31, 2003 and December 31, 2004 for the Chief Executive Officer; VP Finance and CFO. No other executive officers earned more than $100,000 during these years. During the years those officers received, and as of April 11, 2005 held the stock options and warrants disclosed below, which have been granted in connection with their services to us.

===================== ====== =================================== ================================================ ================
                                     ANNUAL COMPENSATION                     LONG TERM COMPENSATION

--------------------- ------ ----------------------------------- ------------------------------------------------ ----------------
 NAME AND PRINCIPAL    YEAR  SALARY    BONUS ($)  OTHER ANNUAL                AWARDS                   PAYOUTS       ALL OTHER
      POSITION                 ($)              COMPENSATION ($)                                                   COMPENSATION
--------------------- ------ --------- -------- ---------------- ----------------------------------- ------------ ----------------
                                                                  RESTRICTED        SECURITIES           LTIP
                                                                 STOCK AWARDS       UNDERLYING       PAYOUTS ($)
                                                                     ($)         OPTIONS/SARS (#)
--------------------- ------ --------- -------- ---------------- -------------- -------------------- ------------ ----------------
--------------------- ------ --------- -------- ---------------- -------------- -------------------- ------------ ----------------
Morton Reed,          2003   252,000    None          None           None           32,500 (1)           None      See Note 2
president , chief
executive officer
--------------------- ------ --------- -------- ---------------- -------------- -------------------- ------------ ----------------
                      2004   252,000    None          None           None           450,000(1)           None      See Note 3
                                                                                    250,000 (5)
--------------------- ------ --------- -------- ---------------- -------------- -------------------- ------------ ----------------
Stanley Weiner, VP    2003     None     None          None         100,000          750,000 (3)          None         None
Finance                                                           shares of           5,000 (3)
                                                                 common stock
--------------------- ------ --------- -------- ---------------- -------------- -------------------- ------------ ----------------
                      2004     None     None          None           None           175,000(2)           None         None
                                                                                    350,000 (5)
--------------------- ------ --------- -------- ---------------- -------------- -------------------- ------------ ----------------
David Cohen, chief    2003   125,000    None          None           None             100,000            None         None
financial officer,                                                              (sign-on incentive)
secretary, treasurer
--------------------- ------ --------- -------- ---------------- -------------- -------------------- ------------ ----------------
                      2004   125,000    None          None           None           175,000 (1)          None      See Note 4
                                                                                    350,000 (5)
--------------------- ------ --------- -------- ---------------- -------------- -------------------- ------------ ----------------
Michael Marcelli,     2003   100,000    None          None           None             20,000             None         None
former general
counsel
===================== ====== ========= ======== ================ ============== ==================== ============ ================


(1) Represents stock options issued for services. Dr. Reed's 32,500 options to purchase shares of our common stock for $1.00 per share and expire February 3, 2007; Dr. Reed's 450,000 options to purchase shares of our common stock for $0.10 per share expire on June 23, 2007. Dr. Reed exercised these options in March 2005 in exchange for $45,000 in accrued but unpaid salary. This transaction was approved by our Board of Directors. Dr. Reed also owned 200,000 warrants to purchase shares of our common stock at $0.10 per share, which expire December 22, 2006, and gifted 150,000 of those warrants to others in February 2005. The options were gifted to a related party of Dr. Reed and are subject to the rules promulgated in our insider trading policy. In 2003, Mr. Cohen's 100,000 options were granted as follows: 25,000 options to purchase shares of our common stock at $0.001 which expire on June 2, 2007; 25,000 options to purchase shares of our common stock at $0.001 which expire on October 2, 2007; 25,000 options to purchase shares of our common stock at $0.001 which expire on January 2, 2008; 25,000 options to purchase shares of our common stock at $0.001 which expire on April 2, 2008. In 2004, Mr. Cohen received 175,000 options to purchase shares of our common stock at $0.10 which expire on June 23, 2007.


(2) Car allowance $676 per mo, plus insurance and DMV fees and Medical: $1,602 per 6 month periods, plus prescriptions and co-payments as needed. Apartment allowance in Las Vegas is approx. $1,800 per month beginning October 2004.

(3) Mr. Weiner was granted 5,000 options in March 2003, and gifted them to others in February 2005. The options were gifted to a related party of Mr. Weiner and are subject to the rules promulgated in our insider trading policy. Mr. Weiner received 450,000 warrants on October 8, 2003 and gifted 405,000 warrants that same date; Mr. Weiner received 300,000 warrants on December 18, 2003 and gifted those 300,000 warrants and his remaining 45,000 warrants away in December 2003. Mr. Weiner also owned 175,000 options to purchase shares of our common stock at $0.10 per share which expire June 23, 2007 and gifted them to others in February 2005. The options were gifted to a related party of Mr. Weiner and are subject to the rules promulgated in our insider trading policy.

(4) Medical $116 per month; cost of approx. 4 nights lodging in Las Vegas and airline fare from San Diego to Las Vegas beginning in October 2004 (estimated avg. $300 per week). Prior to that Mr. Cohen's cost of 3 nights lodging in Los Angeles at approx. $230 per week was provided.


(5) Additional stock options to purchase shares of our common stock for $0.30 per share, granted in December 2004 pursuant to our 2004 stock option plan. There were 960,000 options granted in December 2004, of which 950,000 went to our officers and directors, as specified above. In January 2005, we granted each of our directors, Dr. Reed and Messrs. Weiner, Wallace Appel and Scherr 75,000 warrants each to purchase shares of our common stock at $0.20 per share. These warrants expire five years from the vesting date. The vesting dates are 18,750 shares each on August 6, 2004, November 6, 2004, February 6, 2005 and May 7, 2005. These are warrants to purchase shares of our common stock at $0.20 per share. Mr. Weiner gifted away his 75,000 such warrants in February 2005. The options were gifted to a related party of Mr. Weiner and are subject to the rules promulgated in our insider trading policy.In addition, each chair of our board committee, Messrs. Wallace, Appel and Scherr are entitled to receive 10,000 additional warrants to purchase shares of our common stock at $0.20 per share. These warrants vest on the same schedule, with 2,500 warrants vesting to each individual on each scheduled date, and expire five years from the vesting date.

Additional notes to above table:

a) Dr. Reed voluntary stopped taking salary in mid 2003 to assist us in the financing of the ongoing litigation. Dr. Reed resumed taking a salary in 2004 but takes only $150,000 of the $252,000 to which he is entitled. The difference is accrued as a liability, net of the $45,000 used to exercise stock options in March 2005, though we have not yet determined treatment of the remainder of his deferred salary.

(b) Option/Stock Appreciation Rights. Stock options were granted during 2003:
200,000 stock options and 32,500 options were granted to Morton Reed, 100,000 stock options were granted to David Cohen, 20,000 stock options were granted to Michael Marcelli and 325,000 options were granted to Stanley Tomchin.

(c) Aggregated Option/SAR Exercises and Fiscal Year End Option/SAR Value Table. There was no exercise during 2003 of stock options or SARs.

(d) Long Term Incentive Plan ("LTIP") Awards Table. We did not make any long term incentive plan awards to any executive officer in 2003.

e) Compensation of Directors. Our directors received cash compensation for their services as directors during 2004 as listed below.

        Morton Reed         $2,500*
        Stanley Weiner      $2,500
        David Wallace       $2,500
        Howard Appel        $2,500
        Andrew Scherr       $2,500
             * accrued but not paid

Our directors also received 37,500 warrants each during 2005 as described herein, and each had another 18,750 warrants vest on February 6, 2005 and another 18,750 warrants will vest to each 90 days later. In addition, each chair of our board committee, Messrs. Wallace, Appel and Scherr, are entitled to receive 10,000 additional warrants; of these, 5,000 have vested to each individual, another 2,500 vested on February 6, 2005 and the remaining 2,500 vest 90 days later.


In March 2005, we granted Robert Amira, our Executive Vice President 10,000 shares of common stock and 10,000 options to purchase shares of our common stock at a purchase price of $0.97 per share.


Compensation received by our directors during 2003 is listed below.

        Morton Reed $2,000
        Stanley Weiner $1,000
        J. Holt Smith**$2,000
        Michael Marcelli**$3,000
             **former directors

(f) Employment Contracts. As a result of the Plan of reorganization, we are rewriting employment contracts with our executive officers.

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our board of directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

EMPLOYEE STOCK COMPENSATION PLANS. In August 2002 while operating under the name RP Entertainment, Inc., we adopted our 2002 Employee Stock Compensation Plan Stock Incentive Plan, which set aside a total of 7,100,000 shares of our common stock for issuance to our officers, directors, employees, and consultants. Grants of stock options to such individuals made through December 31, 2003 were made under the terms of this plan.

In July 2003, our Board of Directors voted to amend the number of shares reserved for issuance under our 2002 Employee Stock Compensation Plan from 7,100,000 to 1,500,000.

In February 2003, we granted 532,500 options to our officers, directors and certain of our employees at the time. These include 32,500 options granted to Morton Reed, our chief executive officer and one of our directors; 100,000 options to David Cohen, our chief financial officer and corporate secretary ; 325,000 options to Stanley Tomchin, one of our former directors, and currently a principal shareholder; 20,000 options to Michael Marcelli, a former employee; 20,000 options to Alexandra Atwood, a former employee; 20,000 options to Brian Sokol, a former employee; 5,000 options to Brian Levine, a former employee; and 10,000 options to Cheryl Smith, a former employee.

In March 2003 we granted 5,000 options to Stanley Weiner, one of our directors.


In October 2003, we granted 200,000 warrants to Morton Reed, our chief executive officer and one of our directors; and 405,000 warrants to Stanley Weiner, one of our directors. Dr. Reed subsequently gifted 150,000 of those warrants to others. The options were gifted to a related party of Dr. Reed and are subject to the rules promulgated in our insider trading policy. In December 2003, we granted another 345,000 warrants to Mr. Weiner; he currently does not own any warrants , having subsequently gifted his 750,000 warrants to others. The options were gifted to a related party of Mr. Weiner and are subject to the rules promulgated in our insider trading policy.


In December 2003 we granted 10,000 warrants to Anthony Reed, an employee.

In April 2004, our Board of Directors adopted a 2004 Executive Stock Option Plan, with the goal of providing certain of our directors, key employees and other qualified individuals or entities and the directors and key employees of any subsidiary corporation who are responsible for our continued growth an opportunity to acquire a proprietary interest in us, and, therefore, to create in such directors, key employees and other qualified individuals or entities an increased interest in and a greater concern for our welfare. In June 2004, this Plan was ordered and approved by the Bankruptcy Court and was again approved by the stockholders at the Annual shareholders meeting held on August 6, 2004.


In March 2004, we granted 50,000 options to Alexandra Atwood, a former employee; 450,000 options to Morton Reed, our chief executive officer and one of our directors; 175,000 options to David Cohen, our chief financial officer and corporate secretary; and 175,000 options to Stanley Weiner, our vice president for finance and one of our directors. Dr. Reed exercised these options in March 2005 in exchange for $45,000 in accrued but unpaid salary. This transaction was approved by our Board of Directors.


In December 2004, we granted options as performance bonuses to certain of our employees: 10,000 options to Jonnathan Guerrero, an employee; 250,000 options to Morton Reed, our chief executive officer and one of our directors; 350,000 options to David Cohen, our chief financial officer and corporate secretary; and 350,000 options to Stanley Weiner, our vice president for finance and one of our directors. These options were granted pursuant to our 2004 stock option plan.


In January 2005, we granted 500,000 options to Morton Reed and 10,000 options to Vera Stein, one of our employees. In March 2005, we granted 10,000 shares of our common stock and 10,000 options to purchase shares of our common stock to Robert Amira.


EMPLOYMENT CONTRACTS. We have an employment contract with Dr. Reed to pay him an annual salary of $252,000 plus a car allowance which currently costs approximately $680 per month, in addition to reimbursement of his moving and accommodations in Las Vegas plus healthcare costs. We also have an employment agreement with Mr. Cohen to pay him an annual salary of $125,000 plus health insurance, plus accommodations in Las Vegas and the cost of commuting from San Diego.

ITEM 7. FINANCIAL STATEMENTS



                             LITFUNDING CORPORATION


                     Consolidated Financial Statements as of
                                December 31, 2004
           And Report of Independent Registered Public Accounting Firm





             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Stockholders and Board of Directors of LitFunding Corp.:

We have audited the accompanying consolidated balance sheet of Litfunding Corp. and subsidiaries as of December 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Standards Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Litfunding Corp. and subsidiaries as of December 31, 2004, and the consolidated results of its operations and cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred material net losses for the year ended December 31, 2004 and liabilities exceed assets by $1,602,745 at December 31, 2004. The Company has entered into a Chapter 11 Plan of Reorganization under the United States Bankruptcy Code. The uncertainty of the Company's ability to raise future funding and the lack of cash flow from operations raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in
Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


/s/ Epstein, Weber & Conover, PLC
    Scottsdale, Arizona
    March 11, 2005

LITFUNDING, CORP.
CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2004


ASSETS

   Cash and cash equivalents                                          $    341,522
   Accounts receivable                                                     112,500
   Contingent advances less reserve for unsuccessful
        resolutions of lawsuits of $41,750                                 375,750
   Property and equipment, net of accumulated depreciation of $64,504       64,136
   Other assets                                                             45,234
                                                                      -------------
TOTAL ASSETS                                                          $    939,142
                                                                      =============


LIABILITIES AND STOCKHOLDERS' DEFICIT:

Liabilities not subject to compromise -
  Accounts payable                                                    $    479,563
  Accrued liabilities                                                      298,444
  Note payable                                                             500,000
  Investor participation obligations                                       438,898
  Interest payable                                                           3,579
                                                                      -------------
      Total liabilities not subject to compromise                        1,720,484
                                                                      -------------

Liabilities subject to compromise-
 Trade and other miscellaneous claims                                      621,403
 Debentures                                                                200,000

                                                                      -------------
      Total liabilities subject to compromise                              821,403
                                                                      -------------

          Total liabilities                                              2,541,887
                                                                      -------------

STOCKHOLDER'S DEFICIT:
Preferred Stock, par value $0.001, 10,000,000 shares
     authorized, none issued and outstanding                                     -
   Common stock,$0.001 par value, 50,000,000 shares
     authorized, 11,220,063 issued and outstanding                          11,221
   Additional paid-in capital                                            4,611,310

   Accumulated deficit                                                  (6,225,276)
                                                                      -------------
      Total stockholders' deficit                                       (1,602,745)
                                                                      -------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                           $    939,142
                                                                      =============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

LITFUNDING CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 2004 AND 2003



                                                                  2004             2003
                                                            --------------    -------------
NET REVENUE                                                 $   1,878,685     $  1,535,613

OPERATING EXPENSES:
     Selling                                                       28,301          948,703
     Reserve for doubtful accounts receivable                           -          488,075
     Reserve for unsuccessful resolution of lawsuits               41,750          779,749
     General and administrative expenses                        2,424,055        3,425,009
                                                            --------------    -------------
         Total expenses                                         2,494,106        5,641,536
                                                            --------------    -------------

LOSS FROM OPERATIONS                                             (615,421)      (4,105,923)
                                                            --------------    -------------

OTHER INCOME AND (EXPENSES)
     Interest (expense), net of interest income                   (24,852)      (4,056,467)
     Rental income                                                  1,500           25,000
     Other                                                         41,438           (9,854)
                                                            --------------    -------------

     Total other income (expense)                                  18,086       (4,041,321)
                                                            --------------    -------------

(LOSS) BEFORE REORGANIZATION ITEMS,
    EXTRAORDINARY GAIN AND INCOME TAXES                          (597,335)      (8,147,244)

REORGANIZATION ITEMS:
    Legal fees                                                    328,000           50,000
                                                            --------------    -------------

LOSS BEFORE EXTRAORDINARY GAIN
AND INCOME TAXES                                                 (925,335)      (8,197,244)
                                                            --------------    -------------

EXTRAORDINARY GAIN, net of income taxes                        14,131,116                -

                                                            --------------    -------------
INCOME (LOSS) BEFORE INCOME TAXES                              13,205,781       (8,197,244)
                                                            --------------    -------------

INCOME TAX (BENEFIT) PROVISION                                          -                -
                                                            --------------    -------------

NET INCOME (LOSS)                                           $  13,205,781     $ (8,197,244)
                                                            ==============    =============

BASIC EARNINGS (LOSS) PER SHARE:
 Before extraordinary item                                  $       (0.09)    $      (0.84)
 Extraordinary item                                                  1.33                -
                                                            --------------    -------------
     Total                                                  $        1.25     $      (0.84)
                                                            ==============    =============

DILUTED EARNINGS (LOSS) PER SHARE:
 Before extraordinary item                                  $       (0.09)    $      (0.84)
 Extraordinary item                                                  1.33                -
                                                            --------------    -------------
     Total                                                  $        1.25     $      (0.84)
                                                            ==============    =============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

  Basic                                                        10,585,663        9,806,247
                                                            ==============    =============
  Diluted                                                      10,585,663        9,806,247
                                                            ==============    =============






              The accompanying notes are an integral part of these
                       consolidated financial statements.

LITFUNDING CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                 COMMON STOCK            PAID-IN         DEFERRED      ACCUMULATED
                                             SHARES       AMOUNT         CAPITAL       COMPENSATION       DEFICIT          TOTAL
                                           ----------- ------------ ----------------  --------------  --------------- --------------
 BALANCE DECEMBER 31, 2002                  2,301,135  $     2,301  $     3,505,243   $     (79,750)  $  (10,504,062) $  (7,076,268)

Recapitalization for reverse merger         5,969,115        5,969          (12,262)                                         (6,293)

Shares issued for services                  1,140,600        1,141          112,919                                         114,060

Amortization of deferred compensation                            -                           79,750                          79,750

   Net loss                                                                                               (8,197,244)    (8,197,244)

                                           ----------- ------------ ----------------  --------------  --------------- --------------
BALANCE DECEMBER 31, 2003                   9,410,850        9,411        3,605,900               -      (18,701,306)   (15,085,995)

Shares issued for cash                        100,000          100              900                                           1,000

Shares issued to creditors                    401,597          402           79,918                                          80,320

Shares issued for services                    265,115          265          129,710                                         129,975

Value of warrants issued                                         -           66,174                                          66,174

Stock dividend                              1,042,501        1,043          728,708                         (729,751)             -

    Net income                                                                                            13,205,781     13,205,781
                                                                                                                                  -
                                           ----------- ------------ ----------------  --------------  --------------- --------------

 BALANCE DECEMBER 31, 2004                 11,220,063  $    11,221  $     4,611,310   $           -   $   (6,225,276) $  (1,602,745)
                                           =========== ============ ================  ==============  =============== ==============




              The accompanying notes are an integral part of these
                       consolidated financial statements.

LITFUNDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31, 2004 AND 2003

CASH FLOWS FROM OPERATING ACTIVITIES:                                         2004              2003
                                                                         ----------------  ----------------
  Net income (loss)                                                      $    13,205,781   $    (8,197,244)
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
  Extraordinary gain on settlement with IEP creditors                        (14,131,116)                -
  Gain on forgiveness of capital lease obligation                                (20,734)                -
  Gain on discount of pre-petition debt                                          (74,258)                -
  Amortization of debt discount                                                   13,886
  Depreciation and amortization                                                   26,108            31,612
  Reserve for unsuccessful resolution of lawsuits                               (712,333)          790,529
  Reserve for bad debts                                                          435,920          (134,567)
  Loss on disposal of asset                                                        5,805            10,733
  Deferred compensation                                                                -            79,750
  Services and settlement paid by issuance of common stock                        80,320           114,060
  Changes in assets and liabilities:
    Trade and other accounts receivable                                         (853,279)          (39,462)
    Other assets                                                                 (25,799)           25,039
    Contingent advances                                                          714,550         1,493,900
    Prepaid commissions on contingent advances                                         -           864,196
    Deposits                                                                           -                 -
   Accounts payable and accrued expenses                                         196,374           652,510
   Trade and other claims subject to compromise                                  621,403                 -
   Interest payable                                                                    -         3,905,048
   IEP note accrued interest                                                    (168,206)                -
                                                                         ----------------  ----------------
          Net cash (used in) operating activities                               (685,578)         (403,896)
                                                                         ----------------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid in business acquisition                                                    -           (25,000)
  Purchases of property and equipment                                            (12,248)          (10,579)
                                                                         ----------------  ----------------
          Net cash (used in) investing activities                                (12,248)          (35,579)
                                                                         ----------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable                                                     500,000                 -
  Proceeds from investor participation borrowings                                550,000           154,385
  Principal repayments on investor participation borrowings                      (62,500)                -
  Proceeds from issuance of common stock                                           1,000                 -
  Principal repayments on capital lease obligations                               (4,514)           (7,949)
  Value of warrants issued                                                         3,686                 -
  Debentures                                                                           -            70,000

                                                                         ----------------  ----------------
          Net cash  provided by financing activities                             987,672           216,436
                                                                         ----------------  ----------------

INCREASE (DECREASE) IN CASH                                                      289,846          (223,039)

CASH, BEGINNING OF YEAR                                                           51,676           274,715
                                                                         ----------------  ----------------

CASH, END OF YEAR                                                        $       341,522   $        51,676
                                                                         ================  ================



         Interest paid                                                                     $       152,078
                                                                         ================  ================

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:
       Common stock options issued for services                          $             -   $             -
                                                                         ================  ================
       Common stock issued for compensation                              $             -   $             -
                                                                         ================  ================
      Accrued interest added to bankruptcy liabilities                                     $       252,625
                                                                         ================  ================



              The accompanying notes are an integral part of these
                       consolidated financial statements.

LITFUNDING CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31, 2004 AND 2003

SUPPLEMENTAL CASH FLOW INFORMATION:
                                                                                     2004               2003
                                                                              ----------------    ----------------

             Interest Paid                                                    $        18,319     $        50,485
                                                                              ================    ================

       Income taxes paid                                                      $            -0-    $            -0-
                                                                              ================    ================


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
                                                                                     2004                 2003

   Net book value of assets acquired in issuance of common stock for
     reverse merger                                                           $            -0-    $        (6,293)
                                                                              ================    ================

   Equipment acquired under capitalized leases                                $            -0-    $        33,197
                                                                              ================    ================

   Imputed value of warrants issued with debt                                 $        62,488     $            -0-
                                                                              ================    ================





              The accompanying notes are an integral part of these
                       consolidated financial statements.

LITFUNDING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2004 AND 2003
--------------------------------------------------------------


1.       ORGANIZATION AND BASIS OF PRESENTATION
         --------------------------------------

LitFunding Corp. ("The Company") was incorporated in the state of Nevada. The Company serves as a holding company for its wholly owned subsidiaries, California LitFunding and LitFunding USA ("The Companies"), both incorporated in the State of Nevada. California LitFunding was the entity that conducted substantially all operations during 2004, and owned substantially all of the operating assets, employed all the personnel, and paid the obligations of all the corporations. LitFunding USA began assuming some operations in the last quarter of 2004 and in 2005 assumed responsibility for substantially all the operations of all the corporations.

California LitFunding is the successor-in-interest by merger to the "original" company in the three primary entity corporate structure that now exists. It has been in the business of investing in litigation recoveries since 2000. In summary, California Litfunding raised capital and advanced this capital to various law firms pursuant to "Settlement Agreements". LitFunding USA resumed this business subsequent to June 17th, 2004, after the United States Bankruptcy Court entered an order confirming the LitFunding Corp. and California LitFunding joint plans of reorganization. LitFunding USA pursues this business by itself and through several wholly owned limited liability companies ("LLC's"). Settlement Agreements provide that the funds advanced shall be repaid to the Companies, plus a fee, when the lawsuits referenced in the agreement ultimately settle. The exact amount of the fee payable on the funds advanced depends upon the length of time the funds are outstanding, up to a fixed limit. Pursuant to the terms of the Settlement Agreements, the Companies' contractual right to payment is limited to the funds ultimately paid to the law firm from the specified lawsuit, or lawsuits, in which the funds are invested or expended.

On January 23, 2003, the Company completed a merger with RP Entertainment, Inc., a publicly held Nevada corporation, through a newly formed entity, RP Acquisition Corp., a Nevada corporation, as a wholly owned subsidiary of RP Entertainment. On February 25, 2003, the Company entered into an Agreement of Merger with California LitFunding, formerly LitFunding Corp. (LFC) a California corporation. LFC became a subsidiary when the Articles of Merger between RP Acquisition Corp., the Registrant's wholly owned subsidiary that was formed to facilitate the merger, and LFC were filed with the Nevada Secretary of State. The charter documents of the Company are the charter documents of the surviving corporation. Pursuant to the Merger Agreement, 7,592,250 shares of common stock were to be issued to the LFC shareholders in exchange for all the issued and outstanding shares of LFC common stock. LitFunding Corp, a California corporation changed its name to California LitFunding on May 30, 2003. RP Entertainment had no material operations, assets or liabilities prior to the merger.

As a result of the merger transaction with RP Entertainment, the former California LitFunding stockholders obtained control of the Company's voting stock. For financial accounting purposes, the acquisition was a reverse acquisition of the Company by California LitFunding, under the purchase method of accounting, and was treated as a recapitalization with California LitFunding as the acquirer. Accordingly, the historical financial statements have been restated after giving effect to the January 23, 2003, acquisition of the Company. The financial statements have been prepared to give retroactive effect to January 1, 2002, of the reverse acquisition completed on January 23, 2003, and represent the operations of California LitFunding. Consistent with reverse acquisition accounting: (i) all of California LitFunding's assets, liabilities, and accumulated deficit, are reflected at their combined historical cost (as the accounting acquirer) and (ii) the preexisting outstanding shares of the Company (the accounting acquiree) are reflected at their net asset value as if issued on January 23, 2003.

On April 2, 2003 certain individuals and entities filed an involuntary bankruptcy petition against the Company in the United States Bankruptcy Court, Central District of California. After numerous legal proceedings, in November 2003, the Company filed its voluntary Chapter 11 bankruptcy petition. In January 2004, the Company's wholly owned operating subsidiary, California LitFunding, filed a voluntary Chapter 11 bankruptcy petition. The Company received confirmation of its plan of reorganization from the United States Bankruptcy Court on June 17th, 2004 (see Note 3).

As discussed in Note 3, the Company has entered into a Chapter 11 Plan of Reorganization under the United States Bankruptcy Code. Liabilities exceed assets by $1,725,260 at December 31, 2004. The Company's net income for the year ended December 31, 2004 is substantially a result of a $14,131,116 gain associated with the discharge of debt under a transaction specified under the Bankruptcy Plan. The ability of the Company to continue as a going concern remains dependent upon successful operation under the bankruptcy plan, obtaining additional capital and financing, and generating positive cash flow from operations. The Company intends to seek additional capital either through debt or equity offerings and believes that increased volume and reduction in its lead time to finance and collect on funded cases will ultimately lead to profitability and positive cash flows. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

Cash includes all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. At times cash deposits may exceed government insured limits. At December 31, 2004, cash deposits did exceed those insured limits.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, California LitFunding, LitFunding USA and its wholly owned LLC's and a dormant company, E. Evolution Expeditions whose name was changed to Silver Dollar Productions on January 21, 2005. All significant intercompany accounts and transactions are eliminated.

Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over a period of the shorter of the related applicable lease term or the estimated useful lives of the assets ranging from 3 to 5 years. Depreciation expense for the years ended December 31, 2004 and 2003 was $26,108 and $31,612 respectively.

Revenue recognition -The Company recognizes revenues earned for the fees charged on the contingent advances upon successful resolution of the funded lawsuit. In accordance with the guidelines of Staff Accounting Bulletin (SAB) 104 and Statement of Financial Accounting Concepts (SFAC) No. 5, upon successful resolution of the lawsuit, including appeals, the fees become realizable and earned. At this time the fee is determinable and the collection ensured. Fees are determined as set forth in the individual contracts. Fees are generally progressive the longer the time period for which the advances are outstanding. Fees are not earned until there is successful resolution to the related legal matter. The Company has begun to make contingent advances on so called post settlement lawsuit matters. In these instances all appeals have been exhausted and the fee is both determinable and collection ensured at the time the advances are made.

Income taxes - The Company provides for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements. The company is a cash basis taxpayer.

Financial Instruments - Financial instruments consist primarily of cash, accounts receivable, contingent advances, and obligations under accounts payable, accrued expenses, debentures, capital lease obligations, notes payable and investor participation obligations. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. The carrying value of the Company's contingent advances approximate fair value because the Company provides allowances for any estimated uncollectible amounts. The carrying value of debentures and notes payable approximate fair value because they contain market value interest rates and have specified repayment terms. The investor participation obligations at 2003 are carried at the expected repayment amounts as determined by the individual contracts and at the expected amounts allowed through the bankruptcy proceedings. Obligations under capital leases approximate fair value because the original balances approximated the fair value of the underlying equipment at the time the obligations were incurred. The Company has applied certain assumptions in estimating these fair values. The use of different assumptions or methodologies may have a material effect on the estimates of fair values.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in connection with the preparation of the accompanying financial statements include the carrying value of accounts and contingent advances receivable,

Stock-Based Compensation - Statements of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, ("SFAS 123") established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation. In accordance with SFAS 123, the Company has elected to continue accounting for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and has opted for the disclosure provisions of SFAS No.123.

The Company adopted the 2004 Stock Option Plan on August 6, 2004, and
960,000 options were granted under the plan to key employees during the year ended December 31, 2004. Prior to adopting the plan, options had been granted to key employees of which 1,402,500 had not expired and were still outstanding at December 31, 2004. Prior to 2004, the Company had also granted 970,000 options/warrants to employees and consultants. The 2004 Plan provides for the total number of shares of common stock of the Company which may be purchased pursuant to the exercise of options to not exceed, in the aggregate, 30% of the then issued and outstanding common stock of the Company. The Compensation Committee of the Board of Directors may grant options only to directors, officers, other salaried key employees of the Company and other qualified individuals or entities, including, but not limited to, independent contractors and consultants of the Company.

The Company has issued stock options from time to time to executives, key employees and members of the Board of Directors. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and continues to account for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation cost has been recognized for the stock options granted to employees. Had compensation cost for the Company's stock options been determined based on the fair value at the grant date for awards in 2004 and 2003, consistent with the provisions of SFAS No. 123, the Company's net income (loss) per share would have been increased to the pro forma amounts indicated below.

                                             2004                   2003
                                             ----                   ----
Net income (loss) - as reported         $    13,186,363       $    (8,197,244)
                                        ================      =================
Net income (loss) - pro forma           $    12,811,073       $    (8,212,261)
                                        ================      =================
Income (loss) per share - as reported   $          1.24       $         (0.84)
                                        ================      =================
Income (loss) per share - pro forma     $          1.21       $         (0.84)
                                        ================      =================

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The minimum value method was used because the Company's stock did not trade for most of the year ended December 31, 2003. The following assumptions were used in imputing value for options granted in year ended December 31, 2004:
                                       2004             2003
                                       ----             ----
Dividend yield                         None             None
Volatility                         10% to 432%          N/A
Risk free interest rate               3.15%            3.00%
Expected asset life                  2 years          3 years
Fair value of stock               $0.10 - $0.46        $ 0.10

The summary of activity for the Company's stock options/warrants is presented below:

                                                                       2004                          2003
                                                                      -----                          ----
                                                                      Weighted                      Weighted
                                                                      Average                        Average
                                                                      Exercise                      Exercise
                                                                       Price                          Price
                                                                       -----                          -----
     Options outstanding at beginning of year                1,549,500         $0.54          47,000         $ 6.33
     Granted                                                 1,815,000         $0.21       1,502,500         $ 0.36
     Exercised                                                      -0-                         - 0 -
     Terminated/Expired                                        (32,000)        $ 1.00           - 0 -
     Options outstanding at end of year                      3,332,500         $ .30       1,549,500         $ 0.54
     Options exercisable at end of year                      3,332,500         $ .30       1,524,500         $ 0.54
     Options available for grant at end of year              2,406,019                           N/A            N/A

     Price per share of options outstanding                $0.01-$7.00                    $0.01-$7.00

     Weighted average remaining contractual lives
                                                            2.05 years                    2.83 years

     Weighted Average fair value of options granted
     during the year                                                          $ 0.21                          $0.01

     During the year ended December 31, 2004, in addition to the options discussed above, the Company issued 260,000 warrants of which 125,000 were exercised in January 2005. The warrants were issued to non-employees for services. The warrant summary is as follows:


                 NUMBER OF           EXERCISE PRICE          EXPIRATION
                 WARRANTS

                  125,000                 $0.01              April 2007
                   10,000                 $0.10              December 2005
                  125,000                 $1.00              December 2005
             ---------------
                  260,000
             ===============

Impairment of long-lived assets is assessed by the Company whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets' net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

Net Loss Per Share: Net loss per share is calculated using the weighted average number of shares of common stock outstanding during the year. The Company has adopted the provisions of SFAS No. 128, Earnings Per Share.

Business Cycle: Because the nature of the Company's operations is such that the investment in contingent advances and ultimate resolution of cases and completion of the earnings process is generally longer than one year, an unclassified balance sheet is presented.

Recently Issued Accounting Pronouncements: In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," effective for contracts entered into or modified after June 30, 2003. This amendment clarifies when a contract meets the characteristics of a derivative, clarifies when a derivate contains a financing component and amends certain other existing pronouncements. The adoption of SFAS No. 149 did not have a material effect on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires the classification as a liability of any financial instruments with a mandatory redemption feature, an obligation to repurchase equity shares, or a conditional obligation based on the issuance of a variable number of its equity shares. The Company does not have any financial instruments with a mandatory redemption feature and therefore, the adoption of SFAS 150 did not have a material effect on the Company's financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 clarifies the requirements for a guarantor's accounting for and disclosure of certain guarantees issued and outstanding. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of FIN 45 did not have a significant impact on the Company's financial statements.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN No. 46 states that companies that have exposure to the economic risks and potential rewards from another entity's assets and activities have a controlling financial interest in a variable interest entity and should consolidate the entity, despite the absence of clear control through a voting equity interest. The consolidation requirements apply to all variable interest entities created after January 31, 2003. For variable interest entities that existed prior to February 1, 2003, the consolidation requirements are effective for annual or interim periods beginning after June 15, 2003. Disclosure of significant variable interest entities is required in all financial statements issued after January 31, 2003, regardless of when the variable interest was created. The adoption of FIN 46 did not have a significant impact on the Company's financial statements.

In December 2004 the FASB issued a revised Statement 123 (SFAS 123R), "Accounting for Stock-Based Compensation" requiring public entities to measure the cost of employee services received in exchange for an award of equity instruments based on grant date fair value. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award -- usually the vesting period. The effective date for this statement is as of the first interim period that begins after June 15, 2005. The Company is evaluating the impact of this new pronouncement and has not yet estimated the effect of implementation on the Company's financial statements.

3.       BANKRUPTCY PETITION AND REORGANIZATION
         --------------------------------------

    On April 2, 2003, certain creditors filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against LitFunding Corp, a Nevada corporation. In the Petition, the Petitioning Creditors alleged that Litfunding Corp was generally not paying its debts as they became due. The debtors disputed this allegation. For approximately eleven months the debtors and the petitioning creditors engaged in litigation regarding the merits of the involuntary petition, and the Petitioning Creditors rights under disputed contracts.

    As a result of the foregoing litigation, LitFunding Corp was placed into a protective Chapter 11 proceeding effective November 19, 2003. The costs of litigating the merits of the involuntary petition, and the financial impact of the pending involuntary, so materially damaged both the LitFunding Corp and California LitFunding that it ultimately became necessary for both companies to enter into Chapter 11. Accordingly, California LitFunding entered into a Chapter 11 proceeding on January 26, 2004.

     In February of 2004, this litigation was settled. The settlement reached by and among the Company and the petitioning creditors has been incorporated into a reorganization plan confirmed by the United States Bankruptcy Courts on June 17th, 2004.

    During 2004 and 2003, California Litfunding, as the operating entity, held title to substantially all of the assets of The Company. The core assets within California Litfunding, and those with most of the value, were the Settlement Agreements, which were the primary subject of the litigation indicated with the filing of the involuntary bankruptcy petition on April 2, 2003. A total of approximately $18.6 million dollars was invested through those Settlement Agreements.

    Pursuant to the plan of reorganization, LitFunding Corp and California LitFunding have the option to voluntarily transfer the control and the collection of the settlement agreements ("the Contract Pool") to an IEP distribution agent (the `Contract Agent') for the benefit of the IEP claimants who comprise class 6 under the terms of the reorganization plan.

    LitFunding Corp, California LitFunding and the IEP claimants stipulated and agreed to do this in December 2004. In that stipulation, the Contract Agent would assume full control and administration over the `Contract Pool' and have full authority over the enforcement of the obligations set forth in the settlement agreements that comprise the Contract Pool.

    Per the agreement signed on November 30th, 2004, LitFunding Corp and California LitFunding transferred all of the original records and files to the Contract Agent on December 16th, 2004, and sent written notice to all parties subject to the settlement agreement notifying them of the transfer of control of the Contract Pool and settlement agreements to the Contract Agent including the assignment of LitFunding Corp and California LitFunding's legal rights and that all payments are now payable to the Contract Agent.

    As a result of the transfer, the Company was effectively relieved of the obligation due to the IEP claimants of IEP Note of approximately $26,662,000 including related accrued interest. The carrying value of receivables and advances at the time of the transfer was approximately $12,331,000 resulting in a gain on the transfer of $14,131,000. The original value of the IEP Note was determined based on the stipulations within the bankruptcy plan. In the transfer, the Company transferred all of its rights to the contingent advances and any potential earnings thereon. Because payments on the IEP Note were only to come from collections and earnings on the contingent advances, the Company is no longer responsible for that obligation.

    In consideration for the cooperation and support provided by LitFunding Corp. and California LitFunding making the transition seamless and effective, the IEP claimants waived and released LitFunding Corp and California LitFunding from all liability arising under the "Contingent Recourse Note" of approximately $1,560,000, which would have become effective in 2005.

    Moreover, by effecting this transfer of the Contract Pool, the two other classes of creditors (Class 4 and 5) affected by this transition will continue to receive the benefit of the unsecured creditors' allocation as defined in the plan of reorganization. The contingency administrative charge allowed by the plan of reorganization to be paid to LitFunding Corp and California LitFunding has ceased as a result of this transfer.

    As a result of the transfer of the contract pool to the IEP claimants effective in December 2004, the Company recorded an extraordinary gain for the removal the associated obligation and assets.

The Company's primary liabilities are summarized in the following paragraphs:

     A. Administrative and Priority Claims. The claims within this class total approximately $232,000 through December 31, 2004. Most of this amount represents the fees and costs payable to the Debtors general insolvency counsel, Winthrop Couchot, P.C. The balance represents sums owed of approximately $9,300 in priority wages owed to two officers of the Debtors. These amounts are not subject to comprise and are included in accounts payable and accrued expenses in the accompanying balance sheet at December 31, 2004;

     B. Gap Claims. During the period between the filing of the involuntary petition and the date on which Litfunding Nevada's stipulated to the entry of an order for relief, certain claims accrued. Substantially all of these claims accrued in favor of two law firms that were defending Litfunding Nevada against the involuntary filing. The Debtors reached an agreement with these claimants to pay $314,000 over twelve months. The remaining balance owed at December 31, 2004 is approximately $144,000 These amounts are subject to comprise and are included in trade and miscellaneous claims in the accompanying balance sheet at December 31, 2004 ;

     C. Debenture Claims. In calendar years 2002 and 2003 California Litfunding issued debentures to seven individuals, creating approximately two hundred thousand dollars ($200,000) in debt obligations. Included is a $10,000 debenture payable to a related party. These claims are unsecured and they are undisputed.

     D. Unsecured Claims Other Than Debenture Claims and IEP Claims. The Debtors have approximately $476,000 in allowed unsecured claims. These amounts are subject to comprise and are included in trade and miscellaneous claims in the accompanying balance sheet at December 31, 2004;

     E. IEP Claims. Pursuant to the Settlement Agreement entered into by and between The Company and the IEP petitioning creditors, each and every claim held by the IEP petitioning creditors has been fixed in the Plan. The totality of all claims held by the IEP petitioning creditors has been incorporated into the non-recourse Plan Note. The Plan Note had an opening balance of $26,111,763. This obligation was relieved in connection with the transfer of the Contract Pool to the IEP Creditors in December 31, 2004;

     F. The Plan presented for confirmation incorporates both a business plan, and a legal framework for the payment of claims. The business plan sets forth how The Company intends to generate the funds necessary to meet the monetary obligations fixed in the Plan. The legal framework details what each class of creditors will receive under the terms of the Plan;

     G. The business plan incorporated into the Plan is designed to accomplish two core objectives. The first core objective is to maximize the funds collected to be collected. The second core objective is to essentially restart The Company's business model by raising and investing additional capital in new lawsuits;

     H. Interest Holders. Interest holders are the parties who hold ownership interest (i.e., equity interest) in The Company. The Plan creates two classes of interests. Class 7, which is comprised of Litfunding Nevada, as the holder of all of the common stock of California Litfunding, and Class 8, which is comprised of all of the holders of common stock interests in Litfunding Nevada. These classes are not impaired under the terms of the Plan.

The remaining bankruptcy liabilities at December 31, 2004 are summarized as follows:

 Gap Claims                              $   144,403
 Unsecured Creditors and Other               477,000
                                         ------------
     Subtotal                                621,403

 Debentures                                  200,000
                                         ------------
                                         $   821,403
                                         ============


The Company intends to repay all obligations in full. Debenture Claims are impaired as that termed is used in the Bankruptcy Code because obligations will be paid out over a specified longer term. However, for accounting purposes, the Company does not believe any of the obligations are compromised at December 31, 2004, based on the expected amount of allowed claims.


4.       ACCOUNTS RECEIVABLE AND CONTINGENT ADVANCES
         --------------------------------------------

Accounts receivable represents unpaid amounts due for the return on contingent advances and fees earned on cases in which there have been positive resolutions. At December 31, 2004, accounts receivable consisted of an advance of $100,000 plus the related fee $12,500 relating to a single post settlement agreement.

Contingent advances occur when the Company enters into agreements with lawyers and law firms whereby the Company advances funds for litigation costs on selected cases. Generally, the Company will be repaid those amounts plus negotiated fees when and if a case is settled. These agreements are non-recourse but are secured by a lien against any awards in the case. Fees are generally based on the length of time the advances are outstanding. If the fee is less than the award or settlement, the fees are reduced to the amount of the recovery.

Management estimates the net realizable value of contingent advances by periodically reviewing the progress of the cases with the attorneys trying them and past experience with similar cases. Management believes that the Company has historically achieved a success rate of approximately 85% on cases that it has funded. Post reorganization procedures and policies have been implemented and management believes that it will achieve a success rate of no less than 90% on new fundings. Management monitors all cases and provides an allowance if it believes that any advances have been impaired. At December 31, 2004, there were contingent advances outstanding of $ 417,500 and a corresponding impairment allowance of $ 41,750.

5.       INVESTOR PARTICIPATION OBLIGATIONS
         ----------------------------------
Prior to the filing of the involuntary petition on April 2, 2003, the Company raised capital to enable it to engage in the practice of funding the contingent advances by entering into so called IEP agreements. These are considered to be investment/equity participation agreements the nature of which has been redefined and fixed as part of plan of reorganization and the totality of all claims held by the IEP petitioning creditors has been incorporated into the non-recourse Plan Note. The non-recourse Plan Note had an opening balance of $26,111,763 as of May 1, 2004 and as of May 1, 2004 included an approximate $2,000,000 from the cancelled sale of stock and a predetermined retroactive return. As discussed in note 3 above, the Contract Pool was transferred on December 16, 2004, to the Contract Manager designated by the IEP Claimants. Accordingly, this non-recourse plan note has been removed from the balance sheet at December 31, 2004, to reflect the economic reality of the transaction.

Costs associated with obtaining the capital, consisting mainly of commissions paid, were included as a reduction of the investor participations balance and were amortized over one year. Amortization for the ended December 31, 2003 was $786,176. A summary of investor participation is as follows:



                         December 31, 2004          December 31, 2003
                         -----------------          -----------------

Investor participation    $     438,898             $      18,814,550
Commissions                     -0-                          (154,385)
                         -----------------          -----------------
Total                     $     438,898             $      18,660,165
                         =================          =================


6.       DEBENTURES
         ----------

During the years ended December 31, 2002, the Company issued 5-year 9% convertible debentures amounting to $200,000, due January 1, 2007. Included is one debenture due to a related party for $10,000. Interest is due semi-annually on the first day of June and December of each year, commencing June 1, 2003 until fully paid. As part of the plan of reorganization, these debentures have an amended maturity to 2008.

The registered holders of the debentures have the right, after one year prior to maturity, to convert the principal at the original conversion price of $10 for one Common share or at the adjusted conversion price. If and whenever on or after the date of this debenture, the Company issues or sells any share of common stock for a consideration per share less than the initial conversion rate, then upon such issue or sale, the initial conversion rate shall be reduced to the lowest net price per share at which such share of common stock have been issued. The debentures are subordinated to all the senior indebtedness.


7.       DEBT
         ----

     Notes payable at December 31, 2004 are comprised of the following:

     Note payable to entity, original balance of $500,000,
     interest at 10% per annum.  Principal and interest due
     May 9, 2005.  The Note is unsecured.                            $ 500,000


8.       STOCKHOLDERS' DEFICIT
         ---------------------
As discussed in Note1, the Company entered into a merger agreement in January 2003, whereby 7,592,250 shares of its common stock were issued in exchange for all the issued and outstanding shares of the common stock of California LitFunding. The acquisition was a reverse acquisition of the Company by California LitFunding, under the purchase method of accounting, and was treated as a recapitalization with California LitFunding as the acquirer. Accordingly, the historical financial statements have been restated after giving effect to the January 23, 2003, acquisition of the Company.

During the year ended December 31, 2004, the Company granted 125,000 shares of common stock to officers and employees as compensation for services rendered. The value of these shares was determined by the quoted trading price of the Company's common stock.

As discussed in Note 8, during May 2002, the Company had a private placement equity sale. Due to disclosures contained in the document, certain shareholders alleged error in judgment and breach of fiduciary duty on the part of one of the officer-shareholders, who subsequently resigned. The Company rescinded all shares that had been issued under the private placement, and returned all cash collected under the equity sale.

As a condition of the Settlement and Mutual Release Agreement, which the Company and several shareholders entered into with the officer-stockholder, the officer-stockholder returned 2,700,000 (3,964,157 shares when consideration is given to the exchange conducted as part of the reverse merger), of his founding shares during the year ended December 31, 2002. These shares were valued at their original issuance cost of $.001 in the accompanying financial statements, as the transaction in effect was a revocation of the original issuance.

In the year ended, December 31, 2004, the Company issued 100,000 shares to a consultant for $1,000 plus services to be provided to the Company. The Company valued the transaction at $25,000, $1,000 in cash and $24,000 expensed as services. The value was determined based on the trading value of the common stock of $0.25 per share.

In the year ended December 31, 2004, the Company declared and issued an 11 for 10 stock dividend. As a result 1,045,501 shares were issued. The trading value of the shares on the declaration date of November 1, 2004, was $0.70. The aggregate value of the new shares issued of $729,751 was reclassified from the accumulated deficit to additional paid-in capital.


9.       INCOME TAXES
         -------------

The Company recognizes deferred income taxes for the differences between financial accounting and tax bases of assets and liabilities. The Company has elected to account for its income and expenses on a cash basis for income tax purposes. Income taxes for the years ended December 31, 2004 and 2003 consisted of the following:

                                             2004             2003
                                             ----             ----
Current tax (benefit) provision          $     178,936     $   (816,290)
Deferred tax (benefit) provision              (178,936)         816,290
                                         --------------    -------------
Total income tax provision               $     - 0-        $    - 0-
                                         ==============    =============

Net deferred income tax assets of $3,008,000, less a deferred income tax liability of $8,000 are fully offset by a valuation allowance of $3,000,000. The valuation allowance was decreased by $3,097,000 and increased by $3,290,000 in the years ended December 31, 2004 and 2003 respectively. The decrease in the valuation allowance in the year ended December 31, 2004, is a result primarily of the expiration of net operating loss carryforwards. Consequently, the deferred income tax asset of $3,514,000 related to those net operating loss carryforwards was also reduced. The net deferred income tax asset at December 31, 2004 is comprised of:

      Differences in cash basis assets                           $      13,000
      Differences in cash basis liabilities for
      accounts payable and accruals                                    610,000
      Net operating loss carryforwards                               2,385,000
                                                                 --------------
      Deferred income tax asset                                      3,008,000
          Less: Valuation allowance                                 (3,000,000)
                                                                 --------------
          Total deferred income tax asset                                8,000
      Deferred income tax liability                                     (8,000)
                                                                 --------------
      Net deferred income tax asset                              $      - 0 -
                                                                 ==============

Net operating loss carryforwards of approximately $6,633,000 million expire from 2021 through 2024. Due to the change in control of the Company discussed in Note 1, future utilization of the net operating losses may be restricted.

The differences between the statutory and effective tax rates are as follows for the year ended December 31, 2004:

                                                              2004                       2003
                                                              ----                       ----
     Federal statutory rates                             $ 4,448,000    34%    $  (2,787,000))    (34)%
     State income taxes                                      785,000     6%         (492,000)      (6)%
     Valuation allowance for operating loss carry
     forwards                                            (3,097,000)               3,290,000       40%
     Permanent difference for discharge of debt          (2,125,000)                  -
     Other                                                  (11,000)                 (11,000)      -%
                                                        ------------ ------- ---------------- ---------
     Effective rate                                     $     - 0 -            $     - 0 -         0%
                                                        ============ ======= ================ =========

Because there is no overall income tax effect for the year ended December 31, 2004, there is no income tax effect for the extraordinary item.

10.      COMMITMENTS AND CONTINGENCIES
         -----------------------------

OPERATING LEASE:

The Company rescinded its long-term property lease as allowed in Chapter 11 bankruptcy proceedings of the Federal Bankruptcy code and moved its offices to Las Vegas, Nevada in October of 2004 where it occupied space on a month-to-month lease until March 1, 2005, when it executed a 3-year lease. Rent expense under the premises leases were $127,310 and $ 143,088 for the years ended December 31, 2004 and 2003.

Certain of the Company's officers have personally guaranteed an automobile operating lease.


Future minimum annual lease payments under operating lease agreements for the years ended December 31 are as follows:

    2005       2006       2007        2008      Thereafter      Total
----------- ----------- ----------- ----------- ----------- --------------
$  56,763   $  75,112   $  73,800   $  12,360     $ -0-     $  218,035

CONTINGENCIES:

The company is a defendant in several matters in litigation, many of which are in the normal course of business, including litigation for refunds of funds invested. The company believes these suits are without merit and intends to defend these litigations in courts of law.

The Company is involved in suits for breach of contract, fraud, conspiracy and defamation with the same claimants in the United States Bankruptcy Court and California State Court. The claimants allege that there was a finder's fee agreement between them and the founding officers / shareholders of the company. The Company's position is that there was a negotiated agreement with the claimants, which was complied with. The claimants allege damages of $16 million.

In May 2004, the United States Bankruptcy Court upheld the company's objections to all monetary claims. The claimants appealed this decision. Additionally, they filed an adversary proceeding raising most of the issues already raised in the first claims. In February 2005, the United States Bankruptcy Court partially dismissed the claimant's adversary complaint and told the claimants to amend the complaint to give them the opportunity to clarify their claims. The claimants filed that amended complaint. In March 2005, the company filed a motion to dismiss with prejudice the entire amended complaint on the grounds that the claims therein were previously denied by the court in the bankruptcy proceeding.

The State Court action has been stayed pending resolution of the issues in the United States Bankruptcy Court. The Federal Court's decisions in the company's favor will preclude proceedings against the company in the state court action.

11.      NET INCOME (LOSS) PER SHARE
         ---------------------------

Net income per share is calculated using the weighted average number of shares of common stock outstanding during the year. Options/Warrants to purchase 3,592,500 to purchase common shares were not considered in the calculation for diluted earnings per share for the years ended December 31, 2004. In accordance with SFAS No. 128, the control number used in determining the dilutive effect of warrants and options is based on operating income, not income after extraordinary item. Because the Company experienced a net operating loss as of December 31, 2004 the effect of their inclusion based would be anti-dilutive and hence, were not included. The calculation for the year ended December 31, 2003 is retroactively restated for the 11 for 10 stock split that occurred in the year ended December 31, 2004.

                                                                     2004                                   2003
                                                     INCOME                      PER                                    PER
                                                     (LOSS)         SHARES      SHARE     INCOME (LOSS)    SHARES      SHARE
                                                  -------------- ------------- --------- --------------- ------------ ---------
Net income (loss) before extraordinary item       $ (1,047,850)                          $  (8,197,244)
Extraordinary item                                  14,131,116                                 -0-
                                                  --------------                         ---------------
Total                                             $ 13,083,266                           $  (8,197,244)
Preferred dividends                                    -0-                                     -0-

                                                  --------------                         ---------------
Income (loss) available to common stockholders
                                                  $ 13,083,266                           $  (8,197,244)
                                                  ==============                         ===============

Basic Earnings (Loss) Per Share:
Before extraordinary item                         $ (1,047,850)    10,585,663  $  (0.09)                              $  (0.84)
Extraordinary item                                  14,131,116     10,585,663      1.33                                    -0-
                                                  --------------               --------- ---------------              ---------
Total                                             $ 13,083,266     10,585,663  $   1.25  $  (8,197,244)    9,806,247  $  (0.84)
                                                  ==============               ========= ===============              =========

Effect of dilutive securities                          N/A                                    N/A

Diluted Earnings (Loss) Per Share
Before extraordinary item                         $ (1,047,850)   10,585,663   $  (0.09)                              $  (0.84)
Extraordinary item                                  14,131,116    10,585,663       1.33                                    -0-
                                                  --------------               --------- ---------------              ---------
Total                                             $ 13,083,266    10,585,663   $   1.25  $  (8,197,244)    9,806,247  $  (0.84)
                                                  ==============               ========= ===============              =========

12.      CONCENTRATION OF CREDIT RISK
         ----------------------------

The Company maintains cash balances at banks in California and Nevada. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the Company's cash balances may exceed insured limits. At December 31, 2004, cash deposits exceeded those insured limits by approximately $122,000.

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily contingent advances and trade accounts receivable. All of the trade accounts receivable at December 31, 2004 are due from one customer.

The Company's contingent advances are generally due from clients when the litigating case in question is settled favorably. Substantially all cases are being tried by lawyers in the state of California. Monies invested by the Company plus fees become part of the Companies accounts receivable and are due at that time less any settlement discount. The contingent advances balance at December 31, 2004 is comprised of several advances to Attorneys. However, two attorneys represent approximately 6o% of the total balance at December 31, 2004. No other single note or debtor comprises greater than 10% of the total balance at December 31, 2004.

13.      RELATED PARTY TRANSACTIONS
         --------------------------

         During the year ended December 31, 2004, the Company entered into an agreement with a non-independent Board member to lease office space on a month to month basis. Rent expense recognized as of December 31, 2004 related to this agreement was $29,700, $17,820 of which is recorded in accrued liabilities at December 31, 2004. This lease was terminated in March, 2005. In addition, this same Board member has a $10,000 debenture with the Company as described in Note
6. The Company has recognized $900 in interest expense related to this note, $225 of which is accrued at December 31, 2004.

14.      SUBSEQUENT EVENTS
         -----------------

         The company entered into a 3-year lease with an unrelated third party for 5,000 square feet of office space in Las Vegas, Nevada on March 1st, 2005.

On December 31, 2004, the Company filed an SB-2 registration statement registering 4,000,000 shares. The Securities Exchange Commission declared that registration statement effective in January 2005.

On February 11, 2005, the Company filed an additional SB-2 registration statement registering approximately 22,000,000 shares pursuant to a $10,000,000 equity line of credit with Dutchess Private Equities Fund 11, LP. That registration statement is pending review from the Securities Exchange Commission.

On April 28, 2004, a claim was filed against LitFunding Corp and California LitFunding in the amount of $48,576 and then amended on August 12, 2004, in the amount of $298,110. The Company objected to the claim as unfounded but did participate in a court ordered mediation. With a view to avoiding unnecessary further litigation, the Company reached a settlement with the claimant in February 2005 whereby the claimant is allowed an unsecured claim in the amount of $75,000 and shall be encompassed into the class 5-creditor group. The claimant will also receive 80,000 shares of common stock pursuant to section 1145 of the bankruptcy code. A motion to approve the stipulation was filed in the United States Bankruptcy Court in March 2005.

As discussed above, LitFunding Corp and California LitFunding transferred all of the original records and files of the original Contract Pool to the IEP Claimants designated Contract Agent on December 16th, 2004, and sent written notice to all parties subject to the settlement agreement notifying them of the transfer of control of the Contract Pool and settlement agreements to the Contract Agent including the assignment of LitFunding Corp and California LitFunding's legal rights and that all payments are now payable to the Contract Agent. The right to effect this transfer was written into the Plan of Reorganization ordered and confirmed by the United States Bankruptcy Court on June 17th, 2004. Nevertheless LitFunding Corp and California LitFunding did present a motion to the United States Bankruptcy Court advising them of the agreement to effect the transfer and the court confirmed it in January 2005.

                                    * * * * *

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with our accountants, Epstein, Weber & Conover, PLC, since engaging that firm that are required to be disclosed pursuant to Item 304 of Regulation S-B. During 2004, we changed our auditor from Kabani and Company, Inc., CPA ("Kabani"). On March 26, 2004, we dismissed our independent auditors Kabani effective as of that date. Kabani served as our independent auditors' for our fiscal years ended December 31, 2002, and through the date of its dismissal. Kabani & Company, Inc.'s report on our financial statements for the year ended December 31, 2002 does not contain an adverse opinion or disclaimer of opinion or was qualified as to audit scope or accounting principles however, it was modified to include an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. Kabani did not issue reports on our financial statements for the fiscal year ended December 31, 2001.

LEGAL MATTERS
--------------

The validity of the issuance of the shares of common stock offered by us has been passed upon by Abrams Garfinkel Margolis Bergson LLP, located in Newport Beach, California.

EXPERTS
--------


EXPERTS. The Financial Statements as of December 31, 2004, included in this Registration Statement were audited by Epstein, Weber & Conover, PLC located in Scottsdale, AZ.


NO INTEREST OF NAMED EXPERTS AND COUNSEL. We have not hired any expert or counsel on a contingent basis in regard to the preparation of this Memorandum or any exhibits thereto.

ADDITIONAL INFORMATION
-----------------------

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
                -------------------------------------------------

INDEMNIFICATION OF DIRECTORS AND OFFICERS
------------------------------------------

GENERAL. Our officers and directors are accountable to us as fiduciaries and are required to exercise good faith and integrity in managing our affairs and policies. Subject to the limitations provided herein, each investor, or his or her duly authorized representative may inspect our books and records at any time during normal business hours. An investor may be able to bring a class action on behalf of him or her and all other similarly situated investors who have suffered losses in connection with the purchase of the Debentures due to a breach of fiduciary duty by one of our officer or director and may be able to recover such losses from us.

INDEMNIFICATION. Indemnification may be permitted by a company to directors, officers or controlling persons pursuant to the Nevada Corporations Code and our By-laws. Indemnification may include expenses, such as attorney's fees, and, in certain circumstances, judgments, fines and settlement amounts actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person and arising from his or her relationship with us except in certain circumstances where a person is adjudged to be guilty of gross negligence or willful misconduct unless a court determines that such indemnification is fair and reasonable under the circumstances.

Our Articles of Incorporation provides, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, WE HAVE BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
--------------------------------------------

We will pay all expenses in connection with the registration and sale of our common stock. The estimated expenses of issuance and distribution are set forth below.

======================================== ==================== ===============

Registration Fees                        Approximately               $294.25

---------------------------------------- -------------------- ---------------
Transfer Agent Fees                      Approximately               $650.00
---------------------------------------- -------------------- ---------------
Costs of Printing and Engraving          Approximately               $500.00
---------------------------------------- -------------------- ---------------
Legal Fees                               Approximately             $8,556.00
---------------------------------------- -------------------- ---------------
Accounting Fees                          Approximately             $5,000.00
======================================== ==================== ===============

RECENT SALES OF UNREGISTERED SECURITIES
----------------------------------------

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In July 2004, in accordance with the Plan of Reorganization, we issued approximately 401,792 common shares to some general creditors. These shares were issued pursuant to and under the Plan of Reorganization as ordered by the Federal Bankruptcy Court and as such were issued under an exemption from registration and were not registered. They are however, freely tradable. We did not receive any proceeds from the issuance of these shares, however, these shares were issued in lieu of repaying our creditors in cash.

In October 2004, we issued 100,000 shares to a consultant for services rendered to us; 25,000 shares to an employee in lieu of compensation; and 50,000 shares to another consultant for services. We also issued 37,385 shares to our former auditor, Kabani, pursuant to a promissory note for payment following our bankruptcy proceedings.

In December 2004, we issued an additional 50,000 shares to our former auditor, Kabani, pursuant to an agreement for payment. In December 2004, we issued an additional 2,730 shares to a creditor pursuant to and under the Plan of Reorganization as ordered by the Federal Bankruptcy Court; those shares were issued under an exemption from registration and were not registered. They are however, freely tradable. We did not receive any proceeds from the issuance of these shares since these shares were issued in lieu of repaying this creditor in cash.

In December 2004, we issued 250,000 warrants to a consultant in lieu of a cash or stock bonus owed. In January 2005, this consultant exercised 125,000 of these warrants and purchased shares of our common stock for $0.01 per share.

In December 2004, we issued 100,000 shares to an accredited investor for $1,000. The proceeds were used for working capital. We had originally agreed to issue this investor 400,000 shares, and arranged to have the certificate issued, however, renegotiated the transaction to reduce the number of shares issued to 100,000. Therefore the original certificate for 400,000 shares was cancelled prior to tendering to that investor.

EXHIBITS
---------

Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:

EXHIBIT NO.
------------

1. Underwriting Agreement (not applicable)
3.1 Articles of Incorporation*
3.1.1 Certificate of Amendment to Articles of Incorporation*
3.2 Bylaws*
5.Executed Opinion Re: Legality
8. Opinion Re: Tax Matters (not applicable)
11.Statement Re: Computation of Per Share Earnings**
15. Letter on unaudited interim financial information (not applicable) 21 Subsidiaries
23.1 Consent of Auditors
23.2 Consent of Counsel***

Exhibit 99.1 CA Subscription Agreement
Exhibit 99.2 General Subscription Agreement

* Included in Registration Statement on Form SB-2 filed on June 19, 2001, as amended
**  Included in Financial Statements

*** Included in Exhibit 5, filed on February 11, 2005


UNDERTAKINGS
-------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b),
Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



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



SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Las Vegas, State of Nevada, on April 11, 2005.

LitFunding Corp.,
a Nevada corporation

/s/ Morton Reed
------------------------------------------
Morton Reed
principal executive officer, president, director

/s/ David Cohen
------------------------------------------
David Cohen
principal financial officer, treasurer
secretary


/s/ Robert Amira
------------------------------------------
Robert Amira
executive vice president
director


/s/ Stanley Weiner
------------------------------------------
Stanley Weiner
vice president, finance
director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Andrew Scherr
------------------------------------------             April 11, 2005
Andrew Scherr
director

/s/ David Wallace
------------------------------------------             April 11, 2005
David Wallace
director


/s/ Howard Appel
------------------------------------------             April 11, 2005
Howard Appel
director